Exhibit 4.2

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant customarily and actually treats as private or confidential.

Brackets “[*]” indicate where information has been omitted from the filed version of this exhibit.

September 25, 2025

Messrs.

GeoPark Argentina S.A.

Av. del Libertador 2442 4th floor, Olivos,

Province of Buenos Aires, Argentina

Vía email to:

Ignacio Mazariegos / imazariegos@geo-park.com

Mariano Olmedo / molmedo@geo-park.com

Juan Manuel Cuellar / jucuellar@geo-park.com

Ref.: Irrevocable Offer N° 1/2025 and Amendment to the Irrevocable Offer N° 1/2025

Dear Sirs,

We hereby accept your Irrevocable Offer N° 1/2025 dated July 25, 2025, as amended by your Amendment to the Irrevocable Offer N° 1/2025 dated September 22, 2025.

Sincerely,

/s/ Julián Seldes
Pluspetrol S.A. Julián Seldes
jseldes@pluspetrol.net

September 22, 2025

Messrs.

Pluspetrol S.A.

Lima 339, Buenos Aires

Argentina

Vía email to:

Julián Seldes / jseldes@pluspetrol.net

María Belen Seghezzo / bseghezzo@pluspetrol.net

Eduardo De Achaval / edeachaval@pluspetrol.net

Tomás Chevallier Boutell / tchevallie@pluspetrol.net

notificacioneslegalescorp@pluspetrol.net

Ref.: Amendment to the Irrevocable Offer N° 1/2025

Dear Sirs,

In accordance with recent negotiations, GeoPark Argentina S.A., a company duly organized and validly existing under the laws of Argentina and domiciled at Av. del Libertador 2442 4th floor, Olivos, Province of Buenos Aires, Argentina (“Buyer”), hereby submits this irrevocable offer to Pluspetrol S.A., a company duly organized and validly existing under the laws of Argentina and domiciled in Lima 339, Buenos Aires, Argentina (“Seller”), to partially amend (the “First Amendment”) the terms and conditions of Annex I of the Irrevocable Offer N° 1/2025 issued by Buyer on July 25, 2025 (the “Offer”).

The Offer and this First Amendment shall be deemed accepted and the Agreement, as amended by this First Amendment, shall be deemed fully executed and delivered if, on or before 11:59 p.m. (Buenos Aires time) on October 23, 2025 (the “Expiration Date”) Seller delivers to Buyer an acceptance letter in the form of Annex I attached hereto. Delivery of an executed acceptance by email, to the address mentioned in the signature boxes below, in “.pdf” or other electronic image scan format shall be effective for the acceptance of the Offer and this First Amendment.

In case of acceptance, the following terms and conditions shall become binding and enforceable:

WHEREAS:

1.	On July 25, Buyer issued the Offer for the sale and purchase of the Assets.

2.	In accordance with recent negotiations with Seller, Buyer has issued a new irrevocable offer to amend specific terms of Annex I of the Offer.

NOW THEREFORE, the Parties hereby agree that the following constitute additional terms and conditions of the Offer:

1.	Defined Terms. All capitalized words of this First Amendment will have the meaning that has been attributed to them in the Offer, unless another meaning is expressly assigned to them in this First Amendment.

2.	Limited Amendments. Except as expressly amended hereby, all other terms and conditions of the Offer shall remain unamended and shall continue to be in full force and effect in accordance with their respective terms.

3.	Amendments.

3.1	Definitions of “LJE Purchase Price” and “PSO Purchase Price” included in Section 1 (Definitions and Interpretations) shall be amended and replaced by the following:

“LJE Base Purchase Price” means USD 69,500,000 (Dollars Sixty-Nine Million Five Hundred Thousand)”.

“PSO Base Purchase Price” means USD 39,000,000 (Dollars Thirty-Nine Millon)”.

3.2	The first paragraph of Section 3.2 (Security Deposit) shall be partially amended and replaced by the following:

“In order to secure the payment of the Seller Termination Damages, on the Execution Date Buyer shall wire transfer from the Buyer Account, in immediately available funds, in USD and to the Seller Account USD 22,700,000 (Dollars Twenty-Two Million Seven Hundred Thousand) (the “Security Deposit”). The Buyer hereby pledges to Seller, as the secured party, as security for the payment of the Seller Termination Damages, and grants to Seller, a first priority continuing prenda against the Security Deposit. In no event shall the Security Deposit be construed as a down, advance or anticipated payment of the Purchase Price”.

3.3	Section 4.2(a)(iii) (Conditions Precedent to Buyer’s obligations) shall be amended and replaced by the following:

“(iii) the granting to Buyer, upon termination of the Existing PSO CENCH and reversion to the PSO Conventional Concession, of the New PSO CENCH by a decree issued by the Governor of the Province of Neuquén.”

3.4	Section 13 (Expenses) shall be amended and replaced by the following:

“Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of all professional advisors, shall be paid by the Party incurring such costs or expenses.

Notwithstanding the foregoing, the Parties agree that if the Executive Power of the Province of Neuquén requires any payment in relation to the transactions of this Agreement and/or the issuance of the New PSO CENCH (including, without limitation, “Aporte RSE”, “Bono Compensación”, “Bono de Infraestructura” and stamp tax applicable to the “Actas Acuerdo”), such amount (the “Province Amount”) shall be borne by Seller up to an aggregate amount of ten million Dollars (USD 10,000,000), which shall be disbursed by Buyer to the Province of Neuquén within the applicable term. Should the Province Amount exceed the aforementioned aggregate amount, the Parties shall promptly meet to evaluate the situation and mutually decide whether to accept incurring such excess costs. Additionally, Seller shall reimburse Buyer for the Argentine tax on bank debits and credits incurred by Buyer in connection with the payment of the Province Amount, net of any tax credit available to Buyer related to the payment of such tax (the “Taxes Amount” and together with the Province Amount the “Final Amount”). Seller shall have the option, at its own discretion, to make such payment to Buyer:(i) in Dollars, by wire transfer to a Dollar bank account held in the name of Buyer outside Argentina; or (ii) in Argentine Pesos, by wire transfer to an Argentine Pesos bank account held in the name of Buyer in Argentina, according to the following procedure.

Buyer shall inform Seller in writing the date on which the Province Amount will be paid at least five (5) Business Days prior to such date (“Payment Date”). At least four (4) Business Days prior to the Payment Date Seller shall inform Buyer whether the Final Amount will be advanced in Dollars or in Argentine Pesos. Upon receiving such information, Buyer shall have one (1) Business Day to provide Seller with the Buyer´s banking details for the payment. Seller shall make such payment to Buyer: (i) at least three (3) Business Days prior to the Payment Date if Seller has chosen to pay in

Dollars, or (ii) at least one (1) Business Day prior to the Payment Date if Seller has chosen to pay in Argentine Pesos. In case that Seller choses to pay in Argentine Pesos and, due to the applicable exchange rate, the amount actually paid by Buyer to the Province is higher or lower than the amount of Argentine Pesos paid by Seller to Buyer, the difference shall be paid by Seller to Buyer or returned by Buyer to Seller, as the case may be, within one (1) Business Day after Buyer provides Seller with written evidence of the amount paid by Buyer to the Province of Neuquén. For purposes of determining the equivalent amount in Argentine Pesos, the exchange rate to be applied shall be the seller’s exchange rate (tipo de cambio vendedor, divisa) published by Banco de la Nación Argentina (www.bna.com.ar) on the business day immediately preceding the date of payment from Seller to Buyer.

In relation to the required payment of the service fee for hydrocarbon activity (Tasas Retributivas de Servicios de la Actividad Hidrocarburífera) under Tax Law N° 3479 of the Province of Neuquén in connection with the transactions of this Agreement, the Parties agree that Seller shall disburse to the Province of Neuquén Argentine Pesos

Forty-Three Million Seventy-Seven Thousand Three Hundred ($43,077,300) according to items 1, 6, 8, 27 and 31 of Article 48 of the aforementioned law.

Regardless of the foregoing, service fees under item 1 of Article 48 (“Autorización de Cesión LJE”, “Autorización de Cesión PSO” and “Autorización de Cesión de Transporte PSO”) will be shared equally by the Parties (50/50) and item 8 (“Solicitud de Autorización de Transporte de Petróleo y Gas”) shall be entirely borne by Buyer. Accordingly, Buyer shall reimburse Seller Argentine Pesos Seventeen Million Six Hundred Eighty-Seven Thousand Two Hundred ($17,687,200) in a Seller account in Argentine Pesos no later than (3) Business Days after the payment by Seller to the Province of Neuquén, provided that Seller has previously informed Buyer of Seller´s banking details.”

3.5	Exhibit “C” (Employees) shall be amended and replaced by Annex II attached.

***

Sincerely.

/s/ Felipe Bayon

GeoPark Argentina S.A.

Name: Felipe Bayon
Title: By Power of Attorney
Email:fbayon@geo-park.com

ANNEX I

LETTER OF ACCEPTANCE

[Date], 2025

Messrs.

GeoPark Argentina S.A.

Av. del Libertador 2442 4th floor, Olivos,

Province of Buenos Aires, Argentina

Vía email to:

Ignacio Mazariegos / imazariegos@geo-park.com

Mariano Olmedo / molmedo@geo-park.com

Juan Manuel Cuellar / jucuellar@geo-park.com

Ref.: Irrevocable Offer N° 1/2025 and Amendment to the Irrevocable Offer N° 1/2025

Dear Sirs,

We hereby accept your Irrevocable Offer N° 1/2025 dated July 25, 2025, as amended by your

Amendment to the Irrevocable Offer N° 1/2025 dated September 22, 2025.

Sincerely,

__________________

Pluspetrol S.A.

ANNEX II

EXHIBIT “C”

EMPLOYEES

[*]

July 25, 2025

Messrs.

Pluspetrol S.A.

Lima 339, Buenos Aires

Argentina

Vía email to:

Julián Seldes / jseldes@pluspetrol.net

María Belen Seghezzo / bseghezzo@pluspetrol.net

Eduardo De Achaval / edeachaval@pluspetrol.net

Tomás Chevallier Boutell / tchevallie@pluspetrol.net

notificacioneslegalescorp@pluspetrol.net

Ref.: Irrevocable Offer N° 1/2025

Dear Sirs,

In accordance with recent negotiations, GeoPark Argentina S.A., a company duly organized and validly existing under the laws of Argentina and domiciled at Av. del Libertador 2442 4th floor, Olivos, Province of Buenos Aires, Argentina (the “Buyer”), hereby submits this irrevocable sale and purchase offer (the “Offer”) to Pluspetrol S.A., a company duly organized and validly existing under the laws of Argentina and domiciled in Lima 339, Buenos Aires, Argentina (“Seller”), subject to the terms and conditions set forth below (including all exhibits hereto).

Seller and Buyer may sometimes hereinafter be referred to individually as a “Party” and collectively as “Parties”.

This Offer shall be deemed accepted and the Agreement shall be deemed fully executed and delivered if, on or before 11:59 p.m. (Buenos Aires time) on October 23, 2025 (the “Expiration Date”) Seller delivers to Buyer an acceptance letter in the form of Annex II attached hereto. Delivery of an executed acceptance by email, to the address mentioned in the signature boxes below, in “.pdf” or other electronic image scan format shall be effective for the acceptance of this Offer.

If Seller were to accept this Offer pursuant to the immediately preceding paragraph, the rights and obligations under which Seller and Buyer will be bound shall be those arising from the terms and conditions of Annex I attached to this Offer and those terms and conditions shall govern the relationship between Seller and Buyer relating to the subject matter thereof.

If not accepted by Seller prior to the Expiration Date, this Offer shall automatically expire and become null and void, and no Agreement between the Parties shall be deemed to exist.

Sincerely.

GeoPark Argentina S.A.

/s/ Felipe Bayon
Name: Felipe Bayon
Title: BY POWER OF ATTORNEY
Email address: fbayon@geo-park.com

ANNEX I

TERMS AND CONDITIONS OF THE OFFER

Table of Contents

RECITALS4

1.DEFINITIONS AND INTERPRETATION4

2.AGREEMENT TO ASSIGN13

3.CONSIDERATION14

3.1.Purchase Price. Consideration14

3.2.Security Deposit14

3.3.Payment at Closing15

3.4.Post-Closing Purchase Price Adjustment15

3.5.Currency for Payments16

3.6.Interest17

4.CLOSING17

4.1.Closing17

4.2.Conditions Precedent to Closing18

4.3.Satisfaction of Conditions19

4.4.Frustration of Closing Conditions Precedent20

4.5.Closing Obligations20

5.REPRESENTATIONS AND WARRANTIES21

5.1.Seller Representation and Warranties21

5.2.Buyer Representation and Warranties25

5.3.Environmental Matters28

5.4.Disclaimer28

6.COVENANTS29

6.1.Covenants of Seller29

6.2.Covenants of Buyer31

6.3.Mutual Covenants32

7.INDEMNIFICATION38

7.1.Indemnification by Seller38

7.2.Indemnification by Buyer39

7.3.Conditions of Indemnification39

7.4.Losses Net of Insurance, etc.40

7.5.Termination of Indemnification40

7.6.Procedures Relating to Indemnification40

7.7.Other Claims41

7.8.Mitigation41

7.9.Limitation on Conditions of Indemnification41

8.ASSIGNMENT42

9.NO THIRD – PARTY BENEFICIARIES43

10.TERMINATION43

11.TAXATION45

12.PROVISIONS RELATING TO REPRESENTATIONS AND COVENANTS45

12.1.Survival45

12.2.Limitation on Liability45

13.EXPENSES45

14.AMENDMENTS AND WAIVERS46

15.NOTICES46

16.ENTIRE AGREEMENT47

17.GOVERNING LAW47

18.DISPUTE RESOLUTION47

19.SEVERABILITY48

20.MOST FAVORABLE TERMS48

21.MISDIRECTED PAYMENTS AND WRONG POCKETS49

22.SELLER ACCOUNT49

23.CONFIDENTIALITY49

23.1.Disclosure of Confidential Information49

23.2.Permitted Disclosures49

23.3.Certain Information Not Confidential50

23.4.Responsibility for Compliance50

23.5.Survival51

23.6.Termination of Confidentiality Agreement51

24.Ultimate Parent Company Guarantee51

ANNEX I

TERMS AND CONDITIONS OF THE OFFER

This sale and purchase agreement (this “Agreement”) is entered into between Seller and Buyer.

RECITALS

WHEREAS, Seller is holder of one hundred per cent (100%) of the participating interest in the following hydrocarbon concessions: (i) Loma Jarillosa Este granted by Administrative Decision N° 216/97, as amended by Decree of the Governor of the Province of Neuquén N° 2100/2008, and converted into a non-conventional hydrocarbon concession by Decree of the Governor of the Province of Neuquén N° 2022-1281 (hereinafter, “Loma Jarillosa Este” or “LJE”); and (ii) Puesto Silva Oeste granted by Administrative Decision N° 216/97, as amended by Decree of the Governor of the Province of Neuquén N° 2100/2008, converted into a non-conventional hydrocarbons exploitation concession by Decree of the Governor of the Province of Neuquén N° 2022-1280, and excluding the portion of the block already reverted to the Province of Río Negro by Decree of the Governor of the Province of Río Negro N° 1113-2023 (the “Existing PSO CENCH”);

WHEREAS, the Province of Neuquén has notified Seller, by letter dated July 16, 2025, that the Province of Neuquén will initiate proceedings to terminate the Existing PSO CENCH in accordance with Article 2.B of the Investment Agreement (Acta Acuerdo) dated March 30, 2022;

WHEREAS, the holder of the PSO Conventional Concession (as such term is defined below) shall have the right to convert it into a new non-conventional hydrocarbons exploitation concession, pursuant to Article 27 bis of Law N°17,319;

WHEREAS, Seller is holder of one hundred per cent (100%) of the participating interest in a natural gas transportation concession between PSO and the NEUBA II gas pipeline, which was granted by the Administrative Decision N° 204/98, dated March 26, 1998 (“Transportation Concession”); and,

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Assets (as such term is defined below), on “as is, where is” basis and upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and the benefits to be derived under this Agreement, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 The headings contained in this Agreement, in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meanings as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. Unless expressly provided to the contrary, the terms “hereunder,” “hereof” “herein” and words of similar import are references to this Agreement as a whole and not any particular section or other provision of this Agreement. References to the singular shall include the plural, and vice versa. Except as otherwise expressly provided herein, any reference in this Agreement to any contract or agreement shall mean such contract or agreement as amended, restated, supplemented or otherwise modified from time to time. “Include” and “including” as used in this Agreement, shall mean include or including without limiting the generality of the description preceding such term.

1.2For all purposes hereof:

“Accounting Firm” means Deloitte & Co. S.A. (Argentina), or any other accounting firm in Argentina agreed between Buyer and Seller.

“Affiliate” means a Person which controls, or is controlled by, or which is controlled by a Person which controls a Party.

“Agreement” means this sale and purchase agreement together with its Exhibits, and any valid extension, renewal or amendment thereof.

“Anti-Bribery Laws and Obligations” means (i) for all Parties the Laws relating to combating bribery and corruption, and/or the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries; (ii) any and all Laws relating to terrorism financing, money laundering or similar conduct or offense regarding money laundering, in all jurisdictions in which each Party operates, is located, or otherwise has been subject to, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended; and (iii) for each Party the laws relating to combating bribery, influence peddling, and corruption in Argentina, as well as the countries of such Party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of such Party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities.

“Appointed Accounting Firm” has the meaning given in Section 3.4 of this Agreement.

“Argentine Antitrust Approval” means the authorization required by Argentine Antitrust Law for the transactions contemplated by this Agreement.

“Argentine Antitrust Law” means any Law of Argentina intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, or harm to competition (including, without limitation, Argentine Antitrust Law N° 27,442, Decree N° 480/2018, Resolution N° 40/2001 of the former Secretariat of Competition and Consumer Defense, Resolution N° 26/2006 of the former Secretariat of Technical Coordination and any other applicable law or regulation, as amended and complemented from time to time).

“Argentine Pesos” means the legal currency in Argentina.

“Assets” means the Concessions, the Transportation Concession and the Property in each case at the date that may correspond according to the context.

“Assumed Obligations” means, all obligations and liabilities of every kind and character (including, but not limited to, Environmental Liabilities), known or unknown, with respect to or arising from or in connection with the Assets, regardless of whether such obligations or liabilities arose prior to, at, or after the Economic Date, including obligations and liabilities relating in any manner to the condition, use, or ownership or operation of the Assets.

“Bank Guarantee” shall have the meaning assigned to such term in Section 3.2.

“Base Purchase Price” means LJE Base Purchase Price plus PSO Base Purchase Price.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Buenos Aires, Argentina and in New York, United States, are authorized or required by Law to close.

“Buyer” has the meaning given thereto in the introductory paragraph of the Offer.

“Buyer Account” means a bank account held in the name of Buyer, as informed in writing by Buyer to Seller.

“Buyer’s Fundamental Representations” are the representations and warranties made in Section 5.2 (i) through Section 5.2(v), Section 5.2 (x) and Section 5.2 (xi).

“Buyer Termination Damages” shall have the meaning assigned to such term in Section 10.4(a).

“Closing” shall have the meaning assigned to such term in Section 4.1.

“Closing Bonus” shall have the meaning assigned to such term in Section 3.1(c).

“Closing Date” means the date on which the Closing shall occur.

“CNDC” means the Argentine National Antitrust Authority (Comisión Nacional de Defensa de la Competencia) or any other agency that may replace it in the future pursuant to the Argentine Antitrust Law.

“Commercial Agreements” means those commercial agreements described in Exhibit “F” (Commercial Agreements).

“Control” means (a) the ownership directly or indirectly of more than fifty percent (50%) of the shares or voting rights in the company, partnership or legal entity, or (b) the power to direct or cause the direction of the management and policies in the company, partnership or legal entity, or (c) the right to appoint or remove a number of directors necessary to decide all matters on the board of directors of the company, partnership or legal entity.

“Concessions” means LJE and the PSO.

“Condition Precedent” has the meaning given to such term in Section 4.2.

“Confidential Information” means the fact of the Parties’ negotiations leading to this Agreement, the existence of this Agreement, the terms, conditions, and provisions of this Agreement and all information and documents which have been disclosed to any Party (or to any Person acting on its behalf) by the other Party (or by any Person acting on its behalf) in connection with this Agreement or the transaction.

“Contracts with Suppliers” means those contracts described in Exhibit “D” (Contracts with Suppliers).

“Data Room” means the electronic data room in relation to the transaction of the Assets of this Agreement, hosted by Intralinks through the link www.intralinks.com.

“Data Room Documents” means the data, documents, correspondence and other information contained in the Data Room that were uploaded and made available to Buyer as of July 24, 2025. An index of the Data Room Documents is attached hereto as Exhibit “J” (Data Room Documents Index).

“Default Interest Rate” means Term SOFR plus six percent (6%).

“Disclosed” means facts, matters and any information disclosed to Buyer or its advisers by or in this Agreement, the Seller Disclosure Letter, the Data Room Documents and/or the Q&A (and “Disclosure” and “Disclose” shall be construed accordingly).

“Draft Public Deed” means the draft of public deed (minuta de escritura pública) as substantially transcribed in Exhibit “A” (Draft of Public Deed).

“Economic Date” means January 1st, 2025.

“Economic Date Hydrocarbons Inventory” means the stock of Hydrocarbons attributable to the Concessions owned by Seller on December 31, 2024, as described in Exhibit “K” (Economic Date Hydrocarbons Inventory).

“Economic Date Materials Inventory” means any stock of materials attributable to the Concessions owned by Seller on December 31, 2024, excluding the Excluded Materials, as described in Exhibit “L” (Economic Date Materials Inventory).

“Employees” means the employees of Seller that provide services for the Assets, as described in Exhibit “C” (Employees), which may be amended at Closing in accordance with the terms of Section 6.3(j).

“Encumbrance” means any mortgage, pledge, lien, hypothecation, trust, assignment by way of security or any other security interest of any kind however created or arising or any other agreement or arrangement (including, without limitation, a sale and repurchase arrangement) having similar effect.

“Environmental Laws” means all Laws of any Governmental Entity applicable to the Assets relating to pollution, natural resources, or the protection of the environment (including, but not limited to, NORM and Hazardous Wastes) and all regulations implementing the foregoing that are applicable to the Assets, or the ownership or operation of the Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs to abandon, clean up, restore, and remediate the premises and adjacent lands covered by or related to the Assets in accordance with applicable agreements and Laws, costs to plug and abandon wells, costs to dismantle or decommission and remove any property or wastes of whatever kind related to or associated with operations and activities conducted by whomever on the Assets), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility (including requirements embodied in Environmental Laws), injunction, judgment, or similar act (including settlements) by any Governmental Entity, arbitrator, or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets, or (b) pursuant to any claim or cause of action by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation, or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets.

“Excluded Materials” means the materials attributable to the Concessions owned by Seller on December 31, 2024, as listed in Exhibit “G” (Excluded Materials).

“Execution Date” means the date the Offer is accepted by Seller.

“G&G Data” means seismic data and wells files (legajo de pozos) of the Assets.

“Governing Law” has the meaning given in Section 17 of this Agreement.

“Government” means, as applicable, the government of the Republic of Argentina, the Province of Neuquén and any Governmental Entity within Argentina or, as the context of the Agreement relates, outside Argentina.

“Governmental Entity” means, as applicable, any ministry, commission, department, agency, municipality, company, political subdivision or instrumentality of the Government (including any province of Argentina), or any court of competent jurisdiction or other governmental authority of the Government.

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling or decision, entered by or with any Governmental Entity.

“Guarantor” means GeoPark Limited, a company organized and existing under the laws of Bermuda.

“Hazardous Wastes” means those wastes within the scope of Law N° 24,051 (Residuos Peligrosos).

“Hydrocarbons” means oil, gas, condensate, and other gaseous and liquid hydrocarbons or any combination thereof.

“Hydrocarbons Inventory” means any stock of Hydrocarbons attributable to the Concessions owned by Seller on the Closing Date.

¨IFRS¨ means the International Financial Reporting Standards.

“Indemnified Party” has the meaning ascribed thereto in Section 7.6.

“Indemnifying Party” has the meaning ascribed thereto in Section 7.6.

“Inventory” means (i) the Hydrocarbons Inventory, plus (ii) the Materials Inventory, as calculated by Seller.

“Law” means any statute, act, rule, regulation, ordinance, or order, or any standards or codes having the force of law, enacted or promulgated by any Governmental Entity.

“LJE Base Purchase Price” means USD 72,640,000 (Dollars Seventy Two Million Six Hundred and Forty Thousand).

“LJE Pending Claims” means the LJE Pending Claims listed in Exhibit “E” (Pending Claims).

“LJE Purchase Price” means LJE Base Purchase Price plus or minus the LJE Purchase Price Adjustment.

“LJE Purchase Price Adjustment” means the sum of all Monthly Exploitation Results corresponding to the LJE concession from the Economic date to the Closing Date less the Economic Date Hydrocarbons Inventory and the Economic Date Materials Inventory related to the LJE concession. The LJE Purchase Price Adjustment shall be determined in a manner consistent (absent manifest error) with the example statement of the Purchase Price Adjustment set forth in Exhibit “B” (Purchase Price Adjustment).

“Loss” or “Losses” means any and all losses and liabilities, including charges, costs, damages, fines, penalties, interest and reasonable legal, experts', consultants' and other professional fees and expenses.

“Materials Inventory” means any stock of materials attributable to the Concessions owned by Seller on the Closing Date, excluding the Excluded Materials.

“Monthly Exploitation Results” means the results, capital expenditures and other adjustments attributable to the Assets, on an accrual basis, for any calendar month, as calculated in accordance with Exhibit “B” (Purchase Price Adjustment) provided however, that no results, capital expenditures and other adjustments accrued before the Economic Date or after the Closing date shall be included.

“Negative Antitrust Decision” has the meaning set forth in Section 6.3(d)(iii).

“New PSO CENCH” means a new non-conventional hydrocarbons exploitation concession to be granted by the Province of Neuquén to Seller or Buyer pursuant to Article 27 bis of Law N° 17,319.

“Non-Registered Property” means the non-registered assets (activos no registrables) directly used by Seller in the exploitation of the Concessions and the Transportation Concession as of the Closing Date, excluding the Excluded Materials, plus the Inventory.

“NORM” means Naturally Occurring Radioactive Material.

“Notary Public” means the notary public appointed by Buyer, whose appointment shall be subject to Seller’s prior approval, which shall not be unreasonably withheld.

“Notice” shall have the meaning set forth in Section 15.1.

“Offer” has the meaning given in the introductory paragraph of the Irrevocable Offer N° 1/2025 dated July 25, 2025.

“Offer Date” means the date on which the Irrevocable Offer N° 1/2025 dated July 25, 2025, is issued by Buyer.

“Pending Claims” means the LJE Pending Claims and the PSO Pending Claims, as listed in Exhibit “E” (Pending Claims).

“Permits” means any and all permits, authorizations, approvals, registrations, certificates, orders, waivers or other approvals and licenses relating to the Assets.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, unincorporated organization, Governmental Entity or other entity.

“Property” means (x) the Non-Registered Property and (y) the Registered Property, in each case at the date that may correspond according to the context.

“Provincial Authorization” has the meaning given to such term in Section 4.2(a)(i).

“PSO” or “Puesto Silva Oeste” means, with reference to a specific moment indicated in any provision of this Agreement, the then existing: (i) the Existing PSO CENCH, (ii) the PSO Conventional Concession, or (iii) the New PSO CENCH.

“PSO Base Purchase Price” means USD 40,860,000 (Dollars Forty Million Eight Hundred and Sixty Thousand).

“PSO Conventional Concession” means the reinstated conventional hydrocarbons exploitation concession that results if the Existing PSO CENCH is reverted.

“PSO Pending Claims” means the PSO Pending Claims listed in Exhibit “E” (Pending Claims).

“PSO Pilot Pending Works” means the activities described in Article 6 of the Province of Neuquén Decree N° 1280/22 excluding location and roads that have already been executed.

“PSO Purchase Price” means PSO Base Purchase Price plus or minus the PSO Purchase Price Adjustment.

“PSO Purchase Price Adjustment” means the sum of all Monthly Exploitation Results corresponding to the PSO concession from the Economic date to the Closing Date less the Economic Date Hydrocarbons Inventory and the Economic Date Materials Inventory related to the PSO concession. The PSO Purchase Price Adjustment shall be determined in a manner consistent (absent manifest error) with the example statement of the Purchase Price Adjustment set forth in Exhibit “B” (Purchase Price Adjustment).

“Public Deed” means the public deed (escritura pública) to vest the assignment and transfer of Seller’s title to the Concessions and/or the Transportation Concession in favor of Buyer as provided in Section 72, Law N° 17,319, and Article 95 of Law N° 2453 of the Province of Neuquén to be executed by and among Seller and Buyer.

“Public Official” means and includes: (i) any person holding a legislative, administrative or judicial office, including any person, officer or employee of any Governmental Entity, government-owned or controlled business entity, or any Person acting in an official capacity on behalf of any such Governmental Entity, government-owned or controlled business entity, (ii) any political party, (iii) any official of a political party, (iv) any candidate for political office or (v) any officer or employee of a public international organization (e.g., United Nations, International Monetary Fund, World Bank).

“Purchase Price” means LJE Purchase Price plus PSO Purchase Price plus the Closing Bonus (if applicable).

“Purchase Price Adjustment” means the sum of the LJE Purchase Price Adjustment and the PSO Purchase Price Adjustment.

“Q&A” means the document named “Huemul_DD List_GeoPark Petrocuyo.xls”, containing the questions made by Buyer and answered by Seller via email, until June 12, 2025. A copy of the document named “Huemul_DD List_GeoPark Petrocuyo.xls” is attached hereto as Exhibit “O” (Copy of “Huemul dd list GeoPark Petrocuyo.xls”).

“Receiving Party” shall have the meaning set forth under Section 3.5(a).

“Registered Property” means the registered assets (bienes registrables) directly used by Seller in the exploitation of Concessions and the Transportation Concession on the Closing Date. For reference, a list of the Registered Property as of the Offer Date is attached to this Offer as Exhibit “P” (Registered Property), which may be amended at Closing.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or any successor thereto.

“Representatives” means (a) partners, employees, officers, directors, members, equity owners, and counsel of a Party or any of its Affiliates; (b) any consultant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution, or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution, or entity.

“Río Negro Area” means the portion of the original hydrocarbon area of Puesto Silva Oeste concession located in the province of Río Negro that was totally reverted to the Province of Río Negro pursuant to Decree N° 1113-2023 of the Governor of the Province of Río Negro issued on October 2nd, 2023.

“Sanctions” means any economic, export, import, financial, diplomatic, military, trade or any other type of sanctions imposed by trade sanctions laws, regulations, embargoes, prohibitions, resolutions or other restrictive measures related to trade, negotiations, investments, use or disposition of assets, exports, financing, or the direct or indirect provision of goods, services, assets applicable to the Parties that have been enacted, applied, imposed or enforced by the World Bank, the United Nations, the United Kingdom, including those administered by Office of Financial Sanctions Implementation (OFSI) and Her Majesty’s Treasury of the United Kingdom, the United States of America, including those administered by the list of Specially Designated Nationals and Blocked Persons issued by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and by the U.S. Departments of State or Commerce, the European Union (“EU”) or any EU member state, as well as by any other unilateral or multilateral list, or any Governmental Entity applicable to each Party.

“Sanctioned Jurisdiction” means a country, state, territory, or region which is subject to comprehensive economic or trade restrictions under Trade Control Laws applicable to any Party to the Agreement. As of the date of this Agreement, Sanctioned Jurisdictions include Cuba, Crimea and Sevastopol and other non-government-controlled territories of Ukraine, Iran, North Korea, and Syria.

“Sanctioned Person” means a Person that is (i) resident, established or registered in a Sanctioned Jurisdiction; (ii) the subject or target of Sanctions.

“Security Deposit” shall have the meaning ascribed to it in Section 3.2.

“Seller” has the meaning given thereto in the introductory paragraph of the Offer.

“Seller Account” means the bank account indicated in Section 22.

“Seller Disclosure Letter” means the document titled “Seller Disclosure Letter” in the Data Room from Seller to Buyer dated as of July 24, 2025, containing specific disclosures in relation to each of the applicable Seller’s representations and warranties.

“Seller’s Fundamental Representations” are the representations and warranties made in Section 5.1 (i) through Section 5.1(v), Sections 5.1(viii) and Section 5.1(ix).

“Seller´s Knowledge” means regarding any representation or warranty qualified “to the knowledge of Seller” or “to Seller Knowledge” or “so far as Seller is aware” or “ known to Seller” or similar wording is limited to matters within the actual knowledge, following reasonable investigation or inquiry, of the individuals identified in Exhibit “N” (Seller’s Knowledge).

“Seller Termination Damages” shall have the meaning assigned to such term in Section 10.4(b).

“Surface Rights” means all rights currently held by Seller and arising out of the Concessions to enter, occupy, cross or otherwise use or enjoy the surface of any lands covering or relating to the Concessions upon which the Property is situated, used to gain access to or in connection with the ownership or operation of the Concessions and the Property.

“Tax” or “Taxes” means all taxes, including income tax, surtax, remittance tax, capital gains tax, presumptive tax, net wealth tax, value-added tax, withholding tax, gross receipts tax, real property tax, sales tax, use tax, excise tax, ad valorem tax, tax on debits and credits on bank accounts, customs duties, stamp tax, documentary tax, registration tax, motor vehicle tax, alternative or add-on minimum tax, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by, for, or under the authority of any Argentine Governmental Entity.

Term SOFR” means the forward-looking term rate based on the secured overnight financing rate (SOFR) for a one-month term that has been selected or recommended by the Relevant Governmental Body published on the due date applicable on the first Business Day of the relevant period in respect of which the interest is to be calculated. If for whatever reason Term SOFR is not published in respect of a relevant calculation day Term SOFR for that day shall be the last published rate for Term SOFR. Minimum Term SOFR value to be considered is zero.

“Termination Date” shall have the meaning assigned to such term in Section 10.1(b)(iii).

“Third Party Claim” has the meaning ascribed thereto in Section 7.6.

“Trade Control Laws” means any laws concerning trade or economic sanctions or embargoes, trade controls on the imports, export, re-export, transfer or otherwise trade of goods, services or technology, anti-boycott legislation and any other similar regulations, rules, restrictions, orders or requirements having the force of law in relation to the above matters and in force from time to time, which are applicable to a party involved in the performance of the Agreement.

“Transportation Concession” has the meaning given to it in the Recitals.

“TSA” means the Technical Services Agreement described in Section 6.3(l).

“Ultimate Parent Company Guarantee” has the meaning given to it in Section 24.

“USD” or “Dollars” is the abbreviation of United States Dollars and means the legal currency of the United States of America.

“VAT” means the value added tax existing in the Republic of Argentina.

2.	AGREEMENT TO ASSIGN

Subject to the terms and conditions set out in this Agreement: (i) Seller does hereby agree to grant, sell, convey, assign and transfer the Assets and the Assumed Obligations to Buyer; and (ii) Buyer does hereby agree to purchase and acquire the Assets and assume the Assumed Obligations from Seller; provided, however, that certain financial benefits and burdens of the Assets shall be effective as of the Economic Date.

For the avoidance of doubt:

(i)	being the sale and purchase of the Assets subject to the terms and conditions set out in this Agreement, Buyer shall not acquire any of the Assets and Closing shall not take place if, at Closing, Buyer does not become the sole title holder of LJE and of a non-conventional hydrocarbons exploitation concession (CENCH) granted on the Puesto Silva Oeste block, as provided in Section 4.2(a)(iii); and

(ii)	this transaction does not include the Río Negro Area which was already reverted to the Province of Río Negro.

3.	CONSIDERATION

3.1.	Purchase Price. Consideration

(a)	In consideration of the sale and transfer of the Assets, Buyer shall pay to Seller the Purchase Price plus applicable VAT, as described in Section 3.3.

(b)	For the purposes of this Agreement, the Purchase Price shall comprise: (i) the LJE Purchase Price, for the sale and transfer of LJE and the Property related with such concession; (ii) the PSO Purchase Price, for the sale and transfer of PSO, the Transportation Concession and the Property related with such concession; and (iii) if applicable, the Closing Bonus.

(c)	Should Closing occur on or before December 31st, 2025, Buyer shall pay Seller a Closing Bonus of USD 6,500,000 (Dollars Six Million Five Hundred Thousand) (“Closing Bonus”).

(d)	If eventually paid, the Closing Bonus will be allocated as follows: (i) 64% for the sale and transfer of LJE and the Property related with such concession; (ii) 36% for the sale and transfer of PSO, the Transportation Concession and the Property related with such concession.

The Purchase Price shall be paid in USD as being this an essential condition for Seller. The VAT applicable on the transfer of movable property comprised in the Property on the Closing Date shall be paid in Argentine Pesos. Any payments hereunder shall be in cash, by wire transfer, in immediately available funds, from the Buyer Account to the Seller Account.

The Buyer shall make all withholdings required by applicable Law from the Purchase Price. The Buyer undertakes to comply with all tax and legal obligations related to the transaction, ensuring that the withheld amounts are duly reported and deposited with the relevant authorities. Buyer will provide Seller with certified copies of tax receipts evidencing such withholding and payment.

3.2.	Security Deposit

In order to secure the payment of the Seller Termination Damages, on the Execution Date Buyer shall wire transfer from the Buyer Account, in immediately available funds, in USD and to the Seller Account, an amount equal to 20% (twenty percent) of the Base Purchase Price, equivalent to USD 22,700,000 (Dollars Twenty Two Million Seven Hundred Thousand) (the “Security Deposit”). The Buyer hereby pledges to Seller, as the secured party, as security for the payment of the Seller Termination Damages, and grants to Seller, a first priority continuing prenda against the Security Deposit. In no event shall the Security Deposit be construed as a down, advance or anticipated payment of the Purchase Price.

To guarantee the payment of the Security Deposit, within three (3) Business Days from the Offer Date, Buyer shall deliver via swift an on-demand bank guarantee in favor of Seller issued by a first-class bank (the “Bank Guarantee”).

The transfer of the Security Deposit is an essential condition of this Agreement, and therefore, if: (i) the Security Deposit is not ordered on the Execution Date and is not credited into the Seller Account on or before 11:59 p.m. (Buenos Aires Time) on the Business Day immediately following the Execution Date, and (ii) Seller is not able to enforce the Bank Guarantee and receive the payment into the Seller Account of the amount equivalent to the Security Deposit within two (2) Business Days from the day following the deadline established in (i) above, the Agreement shall become null and void automatically, and no Agreement between the Parties shall be deemed to exist.

Seller shall exercise such care as may be necessary to ensure safe custody of the Security Deposit, so that, in the event that the Security Deposit has to be returned to the Buyer, it is returned to Buyer Account in full and in immediately available USD.

Except for Seller’s obligation established in the preceding paragraph, Seller shall have no further obligation with respect to the Security Deposit.

Seller shall be entitled to hold the Security Deposit or to appoint an agent (a “Custodian”) to hold the Security Deposit for Seller, at the Seller’s sole cost and responsibility. The holding of the Security Deposit by a Custodian shall be deemed to be the holding of the Security Deposit by Seller for which the Custodian is acting. Seller shall, notwithstanding any provision under applicable law, have the right to invest, use, commingle or otherwise dispose of, or otherwise use in its business the Security Deposit.

3.3.	Payment at Closing

At Closing, (a) Buyer shall pay to Seller, (i) the Base Purchase Price, minus (ii) the Security Deposit, which shall be credited to Seller Account as partial payment, plus (iii) the Closing Bonus (if applicable); and (b) Buyer shall pay Seller the corresponding VAT applicable on the transfer of the movable property comprised in the Property on the Closing Date, as required by Argentine Tax Law.

Seller shall invoice the movable property comprised in the Property including the corresponding VAT applicable under Argentine Tax Law. The applicable VAT shall be paid in Argentine Pesos.

3.4.	Post-Closing Purchase Price Adjustment

Within twenty (20) Business Days after Closing, Seller will calculate and send to Buyer the Purchase Price Adjustment. To the extent the relevant records or other information, financial systems or databases are not available to Seller after Closing, Buyer shall provide Seller and Sellers’s accountants, in a timely manner access to all relevant records, work-papers, or such information, financial systems and databases that are in the possession or under the control of Buyer, as Seller or Seller’s accountants shall reasonably request.

After receiving the Purchase Price Adjustment from Seller, Buyer will have twenty (20) Business Days to review and object to any concept included in the Purchase Price Adjustment, including the reasons supporting the objection. In order to review the Purchase Price Adjustment and, Buyer shall be entitled to hire an independent auditor or consultant, at Buyer’s sole cost and responsibility, who shall be given access to all necessary and reasonable supporting documents and information. In case Buyer does not object to the calculation within the abovementioned period, it will be understood that the Purchase Price Adjustment sent by Seller is correct, final and binding between the Parties.

If an objection to the calculation occurs, both Parties will cooperate in good faith to solve the dispute. If, after twenty (20) Business Days from the presentation of the objection, the Parties do not reach an agreement regarding the Purchase Price Adjustment, the Accounting Firm will be appointed by the Parties (the “Appointed Accounting Firm”). The Appointed Accounting Firm shall determine conclusively and without appeal the Purchase Price Adjustment, in accordance with IFRS and this Agreement. The Parties will equally share all related cost and expenses incurred in the said determination. In this case, the Appointed Accounting Firm shall determine the Purchase Price Adjustment within a term of (30) thirty Business Days from the date the corresponding firm was contracted, and Parties shall make reasonable commercial efforts to provide said firm with all corresponding documentation within (5) five Business Days from the date thereof.

Once the Purchase Price Adjustment shall have become final and binding upon the Parties as a result of the procedure set forth above, the corresponding Party shall pay the other Party within the following five (5) Business Days. If the Purchase Price Adjustment is positive, Seller will pay an amount equivalent to the Purchase Price Adjustment to Buyer; and if the Purchase Price Adjustment is negative, Buyer will pay an amount equivalent to the Purchase Price Adjustment to Seller.

Any payments under this Section 3.4 shall be in cash, by wire transfer, in immediately available funds, in USD,  from an account owned by Buyer or Seller (as the case might be) and to Seller Account or Buyer Account (as the case might be).

3.5.	Currency for Payments

(a)

Each Party hereby agrees that, except for the VAT applicable to the transfer of the movable property comprised in the Property, any and all payments under this Agreement shall be made in USD. In the event of the existence of any restriction or prohibition on any Party to purchase or otherwise acquire USD in any applicable jurisdiction pursuant to any applicable Law, Governmental Order or otherwise, such Party shall, at its own expense, and at the sole option of the other Party (the “Receiving Party”), obtain such USD, totally or partially, to the extent permitted by applicable Law, through: (i) the purchase with any currency of any series of sovereign debt instruments denominated in USD or any other public or private bond or tradable security issued in such jurisdiction and denominated in USD and transferring and selling the same outside such jurisdiction for USD; (ii) the purchase of USD in New York City, London or any other city or market in which USD may be purchased, with any legal tender; (iii) deliver to Seller, as the case may be, (1) the necessary amount of Argentine Pesos for the acquisition of any series of sovereign debt instruments denominated in USD or any other public or private bond or tradable security issued in such jurisdiction and denominated in USD, or (2) the necessary amount of any series of sovereign debt instruments denominated in USD or any other public or private bond or tradable security issued in such jurisdiction and denominated in USD, so that once transferred and sold in a foreign stock market, and net of taxes, costs, fees and expenses, the resulting amount in USD is equal to any amount due in USD in accordance with this Agreement; and/or (iv) any other legal mechanism for the acquisition of USD in any exchange market. In case the Receiving Party, totally or partially, instructs the other Party to go through option (iii)(2) above, the Receiving Party shall also have the right to instruct the other Party on: (x) the series and maturity date of the sovereign debt instrument denominated in USD, and/or (y) the series maturity date of any other public or private bond or tradable security issued in such jurisdiction and denominated in USD. Nothing in this Section 3.5(a) shall be construed to entitle any Party to refuse to make payments in USD as and when due for any reason whatsoever (other than full and final payment indefeasibly in cash in USD of all amounts due under this Agreement). To the fullest extent permitted under applicable Law, each Party hereby irrevocably and unconditionally waives (A) any rights it may have in any jurisdiction to pay any amount under this Agreement in a currency or currency unit other than USD, or (B) the right to invoke any defense of payment impossibility (including any defense under Section 1091 of the Argentine Civil and Commercial Code), impossibility of paying in USD (assuming liability for any force majeure or act of God), or similar defenses or principles (including, without limitation, equity or sharing of efforts principles, “onerosidad sobreviviente”, “lesión enorme” or “abuso del derecho” (including any right or benefit it may have under Section 10, Section 1,090, Section 1,091 and/or Section 1,732 of the Argentine Civil and Commercial Code).

(b)

With respect to any amount denominated in Argentine Pesos, the equivalent amount thereof in USD at a specific date shall be obtained by converting such amount into USD at the rate for the acquisition of USD offered by Banco de la Nación Argentina (Cotización Divisas Venta) at the close of business of the Business Day immediately preceding the specific date. Conversely, with respect to any amount denominated in USD, the equivalent amount thereof in Argentine Pesos at a specific date shall be obtained by converting such amount into Argentine Pesos at the same rate specified in the previous sentence at the close of business of the Business Day immediately preceding the specific date.

3.6.	Interest

Notwithstanding anything to the contrary herein, (i) if Buyer fails to pay when due any amounts due pursuant this Agreement, Buyer shall bear interest on any amount not paid from the date due until paid in full at the Default Interest Rate; (ii) if Seller fails to pay Buyer when due any amounts due pursuant to this Agreement, Seller shall bear interest on any amount not paid from the date due until paid in full at the Default Interest Rate.

4.	CLOSING

4.1.	Closing

Closing of the transactions contemplated hereby (the “Closing”) shall take place in the offices of Seller located in Lima 339, City of Buenos Aires, Argentina, within ten (10) Business Days after fulfillment of the conditions to Closing set forth in Section 4.2 (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing) or at such other time and/or place as the Parties may agree in writing, provided that all of the obligations set forth in Section 4.5 and the conditions to Closing are fulfilled, satisfied or waived at Closing in accordance with this Agreement.

4.2.	Conditions Precedent to Closing

(a)	Conditions Precedent to Buyer’s obligations

The obligation of Buyer to consummate the acquisition of the Assets at the Closing is subject to the satisfaction (or waiver by Buyer in writing) as of the Closing Date of the following conditions precedent:

(i)	Unconditioned authorization by the corresponding Governmental Entity to the assignment of all the Concessions set forth hereunder, as provided in Section 72 of Law N° 17,319 and art. 95 of Law N° 2453 of the Province of Neuquen (the “Provincial Authorization”);

(ii)	Written certification issued by the corresponding Governmental Entity to Seller attesting that no taxes (tributos) are due by Seller in connection with the Concessions, as provided in Section 74 of Law N° 17,319 and art. 97 of Law N°2453 of the Province of Neuquen;

(iii)	(a) an extension of the original term to perform the PSO Pilot Pending Works granted by the competent Governmental Entity in terms acceptable to the Parties; or (b) the granting, upon termination of the Existing PSO CENCH and reversion to the PSO Conventional Concession, of the New PSO CENCH by a decree issued by the Governor of the Province of Neuquén in terms acceptable to the Parties;

(iv)	Each of the Seller’s representations and warranties in this Agreement is true and correct in all material respects, in each case on the Offer Date (other than the Seller’s Fundamental Representations that shall be true an correct in all material respects in each case on and as of the Closing Date as though such representations and warranties had been made on the Closing Date) except to the extent such representations and warranties expressly relate to a different date (in which case such representations or warranties shall be true and correct, in all material respects, on and as of such different date);

(v)	There has not been an intentional or known breach by Seller of any obligation or covenant contained in this Agreement, in each case which breach has not been cured until and including the Closing Date;

(vi)	No Governmental Entity of competent jurisdiction shall have entered, issued, promulgated, or enforced any judgment, decision or injunction that has the effect of making the transactions contemplated by this Agreement illegal, or otherwise materially restraining or preventing the consummation of such transactions; and

(vii)	The obtention of the permits, authorizations, designations, approvals, consents and waivers of all third parties, including the Government approvals, necessary or required to effect the sale of the Assets and other transactions contemplated by this Agreement, other than such consents and waivers the absence of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of either party to close the transactions contemplated hereby or on the operation of the Assets; provided, however, that no grant of any such permit, authorization, designation, approval, consent or waiver shall be conditional on any additional commitment or obligation of the Buyer.

(b)	Conditions Precedent to Seller’s Obligations

The obligation of Seller to consummate the sale and delivery of the Assets to Buyer at the Closing is subject to the satisfaction (or waiver by Seller in writing) as of the Closing of the following conditions:

(i)	The Provincial Authorization;

(ii)	Each of the Buyer’s representations and warranties in this Agreement is true and correct in each case, in all material respects on the Offer Date (other than the Buyer’s Fundamental Representations that shall be true an correct in all material respects in each case on and as of the Closing Date as though such representations and warranties had been made on the Closing Date) except to the extent such representations and warranties expressly relate to a different date (in which case such representations or warranties shall be true and correct, in all material respects, on and as of such different date);

(iii)	There has not been an intentional or known breach by Buyer of any obligation or covenant contained in this Agreement, in each case which breach has not been cured until and including the Closing Date;

(iv)	No Governmental Entity of competent jurisdiction shall have entered, issued, promulgated, enforced or entered any judgment, decision or injunction that has the effect of making the transactions contemplated by this Agreement illegal, or otherwise materially restraining or preventing the consummation of such transactions; and

(v)	The obtention of the permits, authorizations, designations, approvals, consents and waivers of all third parties, including the Government approvals, necessary or required to effect the sale of the Assets and other transactions contemplated by this Agreement, other than such consents and waivers the absence of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of either party to close the transactions contemplated hereby or on the operation of the Assets; provided, however, that no grant of any such permit, authorization, designation, approval, consent or waiver shall be conditional on any additional commitment or obligation of the Seller.

4.3.	Satisfaction of Conditions

(a)	The Parties shall each use their best reasonable efforts to procure that the Conditions are satisfied as soon as reasonably practicable after the Execution Date, and, in any event, on or before the Termination Date.

(b)	The Parties shall keep each other regularly informed of the progress being made to satisfy the Conditions Precedent, reasonably cooperate with each other and, as soon as it is reasonably practicable, and, in any event, within three (3) Business Days, notify the other Party of the satisfaction of each Condition Precedent, or the occurrence of any event which will, or is reasonably likely to, result in a Condition Precedent not being satisfied on or before the Termination Date.

(c)	Regarding the Condition Precedent of Section 4.2(a)(iii), it shall be considered satisfied also if the PSO Pilot Pending Works or any other works replacing the PSO Pilot Pending Works are comprised in a larger or new investment commitment that, subject to Section 4.3(a), Buyer may agree with the relevant Governmental Entity as a condition for the obtainment of the Provincial Authorization.

(d)	Without prejudice to the provisions contained in (a) and (b) of this Section 4.3, before attending any in-person or virtual meetings, regarding the transactions subject-matter hereof, with a Governmental Entity, Seller or Buyer, as the case may be, shall invite the other Party to attend and, only if the latter expressly or tacitly declines the invitation, the proposing Party shall be able to attend that meeting without the other Party and (ii) the Parties shall reasonably inform each other of material communications regarding this transaction with a Governmental Entity.

4.4.	Frustration of Closing Conditions Precedent

Subject to Section 10.1(b)(iii), neither Buyer nor Seller may rely on the failure of any condition set forth in Section 4.2 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its best reasonable efforts to cause the Closing to occur.

4.5.	Closing Obligations

At Closing:

(a)Buyer shall:

(i)	pay to Seller the funds set forth in Section 3.3;

(ii)	execute before the Notary Public the corresponding Public Deeds (escrituras públicas) (the form of which shall be mutually agreeable to Seller and to Buyer and which shall be substantially similar to the Draft Public Deed) receiving the ownership of each of the Concessions and, if applicable, the Transportation Concession (subject to the terms of Section 6.3.(e)) from Seller;

(iii)	execute before the Notary Public the corresponding documentation necessary to transfer the ownership of the Registered Property as of the Closing Date from Seller;

(iv)	take over the operatorship of the Concessions and receive the Property as of the Closing Date from Seller; and,

(v)	deliver to Seller a certification on legality and source of the funds used to pay the funds set forth in Section 3.3, issued by an independent auditor.

(b)Seller, immediately after the due accreditation in Seller Account of the funds described in Section 3.3, shall:

(i)	execute before the Notary Public the corresponding Public Deeds (escrituras públicas) (the form of which shall be mutually agreeable to Seller and to Buyer and which shall be substantially similar to the Draft Public Deed) transferring the ownership of each of the Concessions and, if applicable, the Transportation Concession (subject to the terms of Section 6.3.(e)) to Buyer;

(ii)	execute before the Notary Public the corresponding documentation necessary to transfer the Registered Property as of the Closing Date to Buyer;

(iii)	tender the operatorship of the Concessions and deliver the Property as of the Closing Date to Buyer; and

(iv)	deliver to Buyer the G&G Data.

(c)Seller and Buyer shall comply with all other matters decided in this Agreement that shall be performed at the Closing.

5.	REPRESENTATIONS AND WARRANTIES

5.1.	Seller Representation and Warranties

Seller hereby represents and warrants to Buyer, as at the Offer Date (except for the Seller’s Fundamental Representations that shall be deemed to be repeated immediately before Closing) or, if a representation or warranty is made as of a specified date, as of such specified date only, as follows:

(i)	Organization and standing

Seller is a corporation (sociedad anónima) duly incorporated, validly existing and in good standing under the Law of Argentina and is duly registered in the Republic of Argentina and has the power to own its assets and carry on its business as it is being conducted.

(ii)	Authority

Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly and properly taken, and no further shareholder action on the part of Seller is required. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Law affecting creditors’ rights generally and general principles of equity.

(iii)	No Conflicts

The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance of any kind upon any of the Assets at Closing under, any provision of:

(i)	the charter, the by-laws or equivalent governing instruments of Seller;

(ii)	any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller are a party or to which any of the Assets is subject; or
Article I
(iii)	any judgment, order, decree or Law applicable to Seller or the Assets;

and which have or could reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

(iv)	Consents

Except for consents or approvals of or filings with applicable Governmental Entities in connection with the transfer of the Assets pursuant to this Agreement and the Conditions Precedent established in Section 4.2(a)(i), Section 4.2(a)(ii) and Section 4.2(a)(iii), no consent, approval, authorization or permit of, waiver by, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller, or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby.

(v)	Title to the Assets

Seller is the sole and beneficial owner of the Assets, and the Assets are free and clear of any Encumbrance; provided however that (i) pursuant to the Investment Agreement (Acta Acuerdo) dated March 30, 2022, signed by and between Seller and the Province of Neuquén for the granting of the Existing PSO CENCH, Seller committed to carrying out certain activities set forth in the Pilot Plan for Puesto Silva Oeste before June 30, 2025, under penalty of having the Existing PSO CENCH reverted to a conventional hydrocarbon exploitation concession; (ii) Seller did not complete all of the activities established in the Pilot Plan for the Existing PSO CENCH by the deadline; and (iii) on July 16, 2025, the Province of Neuquén has notified Seller that it will initiate a proceeding to terminate the Existing PSO CENCH, in accordance to Article 2 B of Investment Agreement (Acta Acuerdo) dated March 30, 2022.

(vi)	Bankruptcy

There are no bankruptcy, reorganization or arrangement proceedings pending, or, to the knowledge of Seller, threatened by any third party or by any judicial or governmental authority due to insolvency or lack of compliance of Seller’s obligations, against Seller.

(vii)	Brokerage Fees and Commissions

Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.

(viii)	Sanctions

Neither Seller, nor any of its Affiliates nor, to Seller’s Knowledge, any of its employees, officers and directors are on the Offer Date nor shall be on the Closing Date (a) organized, resident, or located in any Sanctioned Jurisdiction; (b) a Sanctioned Person; or (c) owned, directly or indirectly, 50% or more, or otherwise controlled, by an individual or entity or individuals or entities described in subsection (a) or (b) above.

(ix)	Anti-Bribery Laws and Obligations

In connection with the negotiation, execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, Seller represents, warrants, and covenants, as of the Offer Date and as of the Closing Date, that:

(i)	Neither Seller, nor any of its Affiliates nor, to Seller’s Knowledge, any of the employees, officers and directors acting on behalf of Seller, have (a) breached or violated any Anti-Bribery Laws and Obligations, (b) made any bribe, kickback or other unlawful payment to any governmental official to obtain or retain business, (c) used or attempted to use any corporate funds for any unlawful contribution or other unlawful expenses relating to political activity or a charitable donation, or (d) made any unlawful offer, unlawful promise to pay, or direct or indirect unlawful payment to or for the use or benefit of any governmental official.

(ii)	Seller and its Affiliates have adequate policies and procedures in place in relation to business ethics and conduct and compliance with the Anti-Bribery Laws and Obligations.

(x)	Litigation or arbitration proceedings

Except as disclosed in the Seller Disclosure Letter, Seller is not a party to any litigation or arbitration proceedings pending, or to Seller’s Knowledge, threatened in writing against Seller in relation to the Assets, (i) for an amount over US$ 100,000 (or its equivalent amount of Argentine Pesos), arising out of the same facts, events or circumstances, or of any single claim or series or groups of related or similar concept claims, or (ii) that would materially impair the ability of Seller to operate the Concessions in the ordinary course of business.

(xi)	No Material Breach under the Concessions

Except as disclosed in the Seller Disclosure Letter, and so far as Seller is aware, it is not in material breach of, violation of or default under the Concessions.

(xii)	Conduct of Operations Since the Economic Date

Since the Economic Date Seller has conducted operations in the Concessions in all material respects in a diligent way consistent with past practices.

(xiii)	Environmental Matters

The copies of all material reports, studies, written notices from environmental Governmental Authorities, tests, analyses, certificates and other documents specifically addressing environmental matters related to Seller’s operation of the Concessions and the Transportation Concession that are known to Seller, have been Disclosed. In addition, (i) Seller has operated its businesses in connection with the Assets in accordance with applicable Environmental Laws in all material respects; and (ii) except as disclosed in the Seller Disclosure Letter, Seller has not received any written claim in connection with Environmental Law matters, with an economic impact of more than US$ 100,000 (or its equivalent amount of Argentine Pesos), so far as Seller is aware, there are no suits, actions, inquiries, investigations, prosecutions or other proceedings relating to Environmental Laws or to alleged material violation of Environmental Laws, either pending or threatened in writing in connection with the Assets, other than the Pending Claims  as disclosed in the Seller Disclosure Letter.

(xiv)	Wells

Except as disclosed in the Seller Disclosure Letter, there are no wells located on the properties included in the Concessions that Seller has assumed  the obligation to plug and abandon under Applicable Law or contract.

(xv)	Contracts with Suppliers and Commercial Agreements

There are no material defaults or breaches by Seller under the Contracts with Suppliers or the Commercial Agreements; and (ii) as Seller is aware, no event has occurred that with notice or lapse of time or both would constitute a material default or breach under any such Contracts with Suppliers or Commercial Agreements.  Relevant copies of the contracts and amendments of each of the Contracts with Suppliers and Commercial Agreements are included in the Data Room Documents.

(xvi)	Landowners

Except as disclosed in the Seller Disclosure Letter, there are no owners or occupiers of the surface interests to which the Concessions relate other than those Disclosed. Compensation is paid to such surface rights owners pursuant to existing arrangements, complete copies -when applicable- of which and of any amendments thereto are included in the Data Room Documents. So far as Seller is aware, it is not in breach of, violation of or default under any contract or arrangement between Seller and any such surface rights owner, and, no event has occurred which with notice or lapse of time, or both, would become a breach of or default under any such contract or arrangement by Seller or any surface rights owner.

(xvii)	Employees

Other than the Employees, Seller has no other personnel employed exclusively rendering services in respect of the Assets. In relation to the Employees, the information included in Exhibit “C” (Employees) is correct, and all such information is accurately reflected and registered in the applicable books and registries as required by Law in all material respect. Registered labor and social security information has always reflected, in all material respects, the actual situation of each employee, especially concerning starting date and registered salary. In respect of the Employees, Seller is and has been in compliance with any applicable Law, in all material respects, relating to employment Law.

(xviii)Royalties and Surface Fee (cannon)

No royalties or surface fees (canon) are due by Seller in connection with the Concessions.

(xix)	No Additional Representations and Warranties

Except expressly represented in this Section 5.1, none of Seller nor any of its Affiliates or Representatives makes or has made any representation or warranty in connection with the transactions contemplated by this Agreement.

5.2.	Buyer Representation and Warranties

Buyer hereby represents and warrants to Seller as at the Offer Date (except for the Buyer’s Fundamental Representations that shall be deemed to be repeated immediately before Closing) or, if a representation or warranty is made as of a specified date, as of such specified date only, as follows:

(i)	Organization and standing

Buyer is a limited company duly organized, validly existing and in good standing under the Laws of Argentina. Buyer has, and will have at Closing, full corporate power and authority to own, lease or otherwise hold the Assets and conduct its business in the manner presently conducted, and is duly qualified to conduct business in Argentina and each other jurisdiction where the nature of its business or its ownership or leasing of assets makes such qualification necessary, and meets all and every necessary legal, financial and technical qualities and requirements required under applicable law in order to become titleholder of the Assets and the operator of the Concessions.

(ii)	Authority

Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and properly taken, and no further corporate action on the part of Buyer is required. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Law affecting creditors’ rights generally and general principles of equity.

(iii)	No Conflicts

The execution and delivery of this Agreement do not and shall not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, (i) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (ii) give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or (iii) result in the creation of any Encumbrance of any kind upon any of the assets of Buyer under, any provision of:

(i)	the charter, the by-laws or equivalent governing instruments of Buyer;
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(ii)	any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer is a party or to which any of the Assets is subject; or

(iii)	any judgment, order, decree or Law applicable to Buyer or the Assets;

and which have or could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(iv)	Availability and Source of Funds

Buyer has, and at the Closing Date and/or at other different payment dates shall have, on an unconditional basis, cash available sufficient to enable it to consummate the transactions contemplated by this Agreement, including but not limited to payment of the Purchase Price.

The funds applied and to be applied to the payment of the Purchase Price and the Security Deposit do not and will not represent proceeds of crime for the purpose of any Anti-Bribery Laws and Obligations to which it is subject, have not been obtained from a Sanctioned Person or come from a Sanctioned Jurisdiction, and Buyer is in compliance with, and has not previously violated, any Anti-Bribery Laws and Obligations to with it is subject. Only Buyer (and not its Affiliates or a third party) shall make payments to Seller, except with Seller’s prior written consent.

(v)	Consents

Except for consents or approvals of or filings with applicable Governmental Entities in connection with the transfer of the Assets pursuant to this Agreement and the Conditions Precedent established in Section 4.2(a)(i), Section 4.2(a)(ii) and Section 4.2(a)(iii), no consent, approval, authorization or permit of, waiver by, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer, or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer, or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby.

(vi)	Brokerage Fees and Commissions

Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

(vii)	Knowledgeable Investor

Buyer is an experienced and knowledgeable investor in the oil and gas business, Buyer shall be able to bear the economic risks of its acquisition and ownership of the Assets and is capable of evaluating the merits and risks of the Assets and Buyer’s acquisition and ownership thereof. Prior to entering into this Agreement, Buyer was advised by its counsel and such other persons it has deemed appropriate concerning this Agreement, provided that Buyer’s consultations and investigations shall not relieve Seller of any liability with respect to its representations and warranties hereunder. Buyer has relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the geologic and geophysical characteristics of the Assets, the estimated reserves recoverable therefrom, and the price and expense assumptions applicable thereto. Without limiting the generality of the foregoing, and notwithstanding any other provision within this Agreement to the contrary, Buyer acknowledges and agrees that Seller makes no representations or warranties other than those expressly made herein, and specifically that Seller makes no representations or warranties as to (i) the amount, quality or recoverability of petroleum, gas, condensate or other reserves attributable to the Assets, (ii) any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations, (iii) any forecast of expenditures, budgets or financial projections, (iv) the condition or producibility of reservoirs; (v) the existence of any prospect, recompletion, infill, or step-out drilling opportunities; (vi) any estimates of the value of the Assets or future revenues generated thereby; (vii) the production of Hydrocarbons from the Assets, or any production or decline rates; and (viii) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets.

(viii)	Bankruptcy

There are no bankruptcy, reorganization or arrangement proceedings pending against, or, to the knowledge of Buyer, threatened by any judicial or governmental authority due to insolvency or lack of compliance of Buyer’s obligations, against Buyer.

(ix)	Qualification

Buyer is duly qualified under applicable law to become the holder and operator of the Concessions and the Property as of the Closing Date, and has, and will have at the Closing Date, all the Permits required, therefore.

(x)	Sanctions

Neither Buyer nor any of its Affiliates nor, to Buyer’s knowledge, any of its employees, officers and directors are on the Offer Date nor shall be on the Closing Date (a) organized, resident, or located in any Sanctioned Jurisdiction; (b) a Sanctioned Person; or (c) owned, directly or indirectly, 50% or more, or otherwise controlled, by an individual or entity or individuals or entities described in subsection (a) or (b).

Buyer has delivered to Seller the Due Diligence Questionnaire requested by the Seller as an affidavit, providing all the requested information, which on the Offer Date is true and correct in all material aspects. Buyer represents that the information provided in the Due Diligence Questionnaire shall be true and correct in all material respects on the Closing Date.

(xi)	Anti-Bribery Laws and Obligations

In connection with the negotiation, execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, Buyer represents, warrants, and covenants, as of the Offer Date and as of the Closing Date, that:

(i)	Neither Buyer, nor any its Affiliates nor, to Buyer’s knowledge, any of the employees, officers and directors acting on behalf of Buyer, have (a) breached or violated any Anti-Bribery Laws and Obligations, (b) made any bribe, kickback or other unlawful payment to any governmental official to obtain or retain business, (c) used or attempted to use any corporate funds for any unlawful contribution or other unlawful expenses relating to political activity or a charitable donation, or (d) made any unlawful offer, unlawful promise to pay, or direct or indirect unlawful payment to or for the use or benefit of any governmental official.

(ii)	Buyer and its Affiliates have adequate policies and procedures in place in relation to business ethics and conduct and compliance with the Anti-Bribery Laws and Obligations.

(iii)	Buyer and its Affiliates have not used and shall not use any broker, agent, consultant or other intermediary in connection with soliciting, obtaining, negotiating, structuring or performing this Agreement or in connection with the subject matter to which it applies where the use of the broker, agent, consultant or other intermediary would cause Buyer to breach Section 5.2(xi)(i) or Section 5.2(xi)(ii), or where the actions of the broker, agent, consultant or other intermediary would breach this Section 5.2(xi).

5.3.	Environmental Matters

The only Seller’s representations and warranties in respect of Environmental Matters are the representations and warranties set out in Section 5.1.(xiii) (Environmental Matters) and each of the other Seller’s representations and warranties shall be deemed not to be given in respect of Environmental Matters.

5.4.	Disclaimer

Buyer acknowledges and agrees that at the time of entering into this Agreement it does not have:

(i)	knowledge of any matter or thing which, save as Disclosed in the Seller Disclosure Letter, would constitute a breach or violation of, or is otherwise inconsistent with, the Seller’s representations and warranties; and
(ii)	knowledge that the matter or thing could result in a claim,

and such acknowledgement shall be binding on any person bringing a claim under or in connection with the Seller’s representations and warranties.

6.	COVENANTS

6.1.	Covenants of Seller

Seller covenants and agrees as follows:

(a)	Further Assurances

Seller shall promptly notify Buyer of, and furnish to Buyer any information of any event or condition between the Execution Date and the Closing Date that (i) would have a material adverse effect on the Assets, or (ii) would cause any of the conditions precedent to Buyer’s obligation to consummate the purchase and sale of the Assets not to be fulfilled.

(b)	Conduct of Business

Between the Execution Date and the Closing Date, Seller shall not, to the extent it is able to do so having regard to applicable Law and the provisions of the Concessions:

(i)	sell, transfer, or assign, or agree to sell, transfer, or assign, all or part of its participating interest in the Concessions;

(ii)	mortgage, pledge, or create or grant any Encumbrance, over, or agree to mortgage, pledge, or create or grant any Encumbrance, over, all or part of its participating interest in the Concessions;

(iii)	voluntarily surrender or relinquish any of the Concessions, in whole or in part;

(iv)	amend in any material respect, terminate, or agree to amend in any material respect or terminate, any of the Concessions; or
Article III
(v)	waive, or agree to waive, any of its rights or remedies under any of the Concessions in so far as such rights and remedies materially affect the Concessions;

without Seller having first obtained the consent of Buyer.

(c)	During the interim period between the Execution Date and the Closing Date, Seller shall:

(i)	carry on business with respect to the Assets as a reasonable and prudent operator in Argentina and in manner consistent with Seller´s past practices;
I.
(ii)	comply with all its material obligations under the Concessions;

(iii)	keep Buyer informed of all material issues relating to the Assets that arise outside the ordinary course of business;
(iv)	give Buyer, or any Representative previously authorized in writing by Buyer, to the extent that it is reasonable and permitted by Law, access between the hours of 9:00 a.m. and 5:00 p.m. on any Business Day, to the facilities located in the Concessions and the Transportation Concession, upon at least two (2) Business Days’ prior notice, provided that it does not disrupt the normal course of business. Buyer shall comply, and shall cause its Representatives to comply, with all safety, health and security rules applicable to any offices or facilities being visited;
(v)	carry out in the Concessions the respective work programs and budgets for year 2025 described in Exhibit “M” (2025 Work Program and Budget) , and shall not incur in any expenditures which generates a deviation in excess of 10% of such work program & budget for the year 2025, without Buyer´s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), except for expenditures required to deal with urgent operational matters and/or in the case of emergency and/or in order to satisfy any legal or regulatory requirement; or where otherwise necessary (in the reasonable opinion of Seller) to safeguard any transferred Assets. Such consent shall be deemed to have been given by Buyer if Seller does not receive any response within five (5) days of Seller’s initial request to Buyer;
(vi)	in the event that a work program and budget for the Concessions for year 2026 has to be approved while Closing is still pending, keep Buyer fully informed of any details relating to the preparation of such work program and budget, and receive and take into consideration Buyer’s reasonable opinion in such respect; and

(vii)	commercialize the hydrocarbons produced in the Assets diligently in accordance with Seller´s past practices.

(viii)	cooperate with Buyer in the submission before the corresponding Governmental Entity of necessary permits for the performance of the activities included in Buyer’s critical path of the development plans for the Assets, subject to Seller´s reasonable assessment and provided that Buyer shall be obliged to prepare all necessary documentation to request those permits, to carry out all actions required for such submissions, and to bear exclusively all related costs.

(ix)	submit to Buyer the corresponding Monthly Exploitation Results, attaching the supporting documentation. Within twenty (20) Business Days after the Execution Date, Seller shall submit to Buyer the Monthly Exploitation

Results between the Economic Date and the last calendar month preceding the Execution Date.

(d)	From the Closing Date, and for a period of one (1) year thereafter, if reasonably requested by Buyer, Seller shall provide Buyer with available accounting information relating to the period from the Economic Date to Closing Date, concerning the Asset´s operating results, to the extent such information has not been previously Disclosed or included in the Monthly Exploitation Results, and, if required by Buyer, reasonable available accounting information related to the Assets corresponding to a 1-year period before the Economic Date and solely as required for Buyer’s compliance with applicable mandatory regulatory requirements, including those of the New York Stock Exchange, the U.S. Securities and Exchange Commission, and the Comisión Nacional de Valores, according to such requests.

Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Buyer, directly or indirectly, prior to the Closing, the right to control or direct the operations of the Assets by Seller.

6.2.	Covenants of Buyer

(a)	Guarantees

Immediately after the Execution Date, Buyer shall use its reasonable commercial efforts to comply with all necessary governmental requirements regarding guarantees as may be required for its ownership and/or operatorship of the Assets.

(b)	Notary Public

Buyer shall (x) use commercially reasonable efforts and cause the Notary Public to register the applicable public deeds (escrituras públicas) before the corresponding Governmental Entity; and (y) bear all costs and expenses related to the participation of the Notary Public under this Agreement.

(c)	Change of Name

Within ninety (90) days after Closing, Buyer shall eliminate the name “Pluspetrol S.A.” or “Pluspetrol”, as applicable, any variants thereof from the Assets and shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.

(d)	Insurance

On and after the Closing Date, (i) the Assets shall cease to be insured by any of the insurance policies hired by Seller, and (ii) Buyer shall be solely responsible for obtaining or providing insurance coverage for the Assets for any event or occurrence on and after the Closing Date, sufficient to comply with any and all of the contractual and statutory obligations of Buyer with regard to the Assets.

(e)	Registration for the Transportation Concession

As soon as practicable after the Execution Date, Buyer shall submit an application to register with the Registry of Hydrocarbon Pipeline Transportation Companies (Registro de Empresas de Transporte de Hidrocarburos por Ductos), the Provincial Registry of Hydrocarbon Companies (Registro Provincial de Empresas Hidrocarburíferas) required to own and operate the Transportation Concession an to complete such registration as soon as possible, and in any case before the issuance of the authorization for the transfer of the Transportation Concession to Buyer. Any costs related with these registrations will be exclusively assumed by Buyer. Buyer shall comply at the earliest practicable date with any additional request from the Governmental Entities to complete the registration. Buyer shall provide, at Seller’s reasonable request, with written reports and/or submitted documents informing Seller of the status of progress of such procedures.

6.3.	Mutual Covenants

Seller and Buyer covenant and agree as follows:

(a)	Cooperation

Buyer and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and representatives to cooperate with each other, for the period reasonably necessary following the Execution Date of this Agreement to ensure the orderly transition of the Assets from Seller to Buyer and to minimize any disruption to the respective businesses of Seller or Buyer that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors, Affiliates and representatives access, during normal business hours, to such information and assistance relating to the Assets as is reasonably necessary for financial reporting and accounting matters relating to the Assets.

As soon as is practicable after the Execution Date, Seller and Buyer shall duly compile, prepare and, if applicable, execute as required under applicable Laws and regulations, all documents, certificates and forms, including, but not limited to, a letter to be filed before the Government requesting its authorization for the assignment and transfer of Seller’s Assets in favor of Buyer as provided in Section 72 of the Law N° 17,319 and art. 95 of Law N° 2453 of the Province of Neuquen, and Parties shall keep each other fully informed as to their progress in compiling, preparing and, if applicable, executing such documents, certificates and forms.

The Parties must approve any written communications by Buyer or Seller prior to the Closing Date with any Governmental Entity about the consummation of the sale and purchase of the Assets hereunder, provided that either Party may respond to inquiries or to correspondence received from any Governmental Entity.

(b)	Publicity

No press release or written public announcements concerning the transactions contemplated hereby shall be issued by either Party or its Affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange having jurisdiction over the Party or its Affiliates, in which case the Party required to make the release or announcement shall allow to the extent practicable, the other Party reasonable time to comment on such release or announcement in advance of its issuance.

During the interim period between the Execution Date and the Closing Date Buyer shall be able to publish exploitation and financial information relating to the results generated by the Assets, for market informational purposes only, with Seller’s prior written consent, which may be withheld at Seller’s sole discretion and without cause.

(c)	Best Reasonable Efforts

Buyer and Seller shall use their respective best reasonable efforts to cause the Closing to occur as soon as possible.

(d)	Consents and Waivers

(i)	Seller and Buyer shall coordinate their efforts and shall use their respective best reasonable efforts to obtain necessary written consents, waivers, authorizations, orders, clearances, and approvals (including any post-Closing approvals) from, and to make all required registrations, declarations and filings with, and notices to, any third parties, including Governmental Entities (including in connection with any applicable Antirust Law) to effect, or in connection with the sale of the Assets and other transactions contemplated under this Agreement, other than such consents, waivers, authorizations, orders, clearances, and approvals the absence of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of either party to consummate the transactions contemplated hereby or on the Assets, provided, however, that, Seller and the Buyer shall not be required to take any action which would have a material, actual and verifiable adverse effect upon it or any of its Affiliates.

(ii)	Seller and Buyer shall (and, if necessary, shall cause its Affiliates to), as soon as practicable following the Execution Date, take all actions necessary to make the filings to obtain the Provincial Authorization, executing the letter addressed to the corresponding Governmental Entity in the form attached as Exhibit “H” (Governmental Entity Letter) and, comply at the earliest practicable date with any related requests for additional information from the corresponding Governmental Entity. Each Party will cooperate with the other Party to meet the legal deadlines and to comply with the submission of the requested documentation. Seller and Buyer shall each take or cause to be taken all actions and to do or cause to be done all proceedings and filings in connection with the Provincial Authorization, which actions shall include, without limitation: (i) file the required, proper and advisable documents under the applicable laws; (ii) provide as soon as practicable but in any case, if any, within the required time, any additional information and documents requested by the corresponding Governmental Entity necessary to obtain the Provincial Authorization. Each Party shall be responsible for its own costs and expenses in connection with the Provincial Authorization.

(iii)	Buyer shall (and shall cause its Affiliates to), as soon as practicable following the Closing Date, take all actions necessary to make the filings required under the Argentine Antitrust Law, and, in any moment, comply at the earliest practicable date with any request for additional information from the CNDC pursuant to the Argentine Antitrust Law. To the extent requested by Buyer, Seller will cooperate with Buyer to meet the legal deadlines and to comply with the submission of the requested documentation. Buyer shall take or cause to be taken all actions and to do or cause or to be done all proceedings and filings in connection with the Antitrust Approval, which actions shall include, without limitation: (A) file any notification, filings or other submissions under the Argentine Antitrust Law (such as the filing of the Form F1 with the CNDC within the applicable term after the Closing Date); (B) provide as soon as practicable but in any case, if any, within the required time, any additional information and documents requested by the CNDC (or other Governmental Entity) necessary, proper or advisable to obtain the Argentine Antitrust Approval; and (C) comply with any action necessary to prevent, defend, mitigate, the effect of any litigation or administrative proceeding involving the Argentine Antitrust Approval affecting the transactions contemplated by this Agreement. Each Party shall be responsible for its own costs and expenses in connection with the Argentine Antitrust Approval. For the avoidance of doubt, Buyer acknowledges that the Argentine Antitrust Approval shall not be a condition to Closing and agrees to assume all the risks related to the Argentine Antitrust Approval (or the lack thereof) and that Seller shall not be required to return the Purchase Price in the event the Argentine Antitrust Approval is delayed, rejected or conditioned (a “Negative Antitrust Decision”). Buyer shall be solely responsible to perform any and all actions required by a Negative Antitrust Decision at its own risk and cost. Seller shall not be liable for any losses arising out of a Negative Antitrust Decision.

(iv)	In connection with the actions and procedures referenced in this Section 6.3(d), each Party shall: (A) promptly and fully inform the other Party of any written or material oral communication received from or given to any Governmental Entity, (B) allow the other Party to previously review any submission required to be made by one of the Parties to the applicable Governmental Entity, (C) consult with the other Party in advance of any material meeting, conference or discussion required by any Governmental Entity, and (D) if permitted to do so by the relevant Governmental Entity, provide the other Party the opportunity to attend and participate in any such meetings, conferences and discussions upon reasonable notice.

(e)	Transportation Concession

(i)	Seller and Buyer shall, as soon as practicable following the Execution Date, take all actions necessary to make the filings to obtain the unconditioned authorization by the corresponding Governmental Entity to assign the Transportation Concession to Buyer. In particular, Seller and Buyer shall as soon as practicable take all actions necessary to make the corresponding filing to obtain the authorization by the applicable Governmental Entity, and, comply at the earliest practicable date with related requests for additional information from the corresponding Governmental Entity. Each Party will cooperate with the other Party to meet the legal deadlines and to comply with the submission of the requested documentation. Seller and Buyer shall each take or cause to be taken all actions and to do or cause to be done all proceedings and filings in connection with such authorization, which actions shall include, without limitation: (i) file the required, proper and advisable documents under the applicable laws; (ii) provide as soon as practicable but in any case, if any, within the required time, any additional information and documents requested by the corresponding Governmental Entity necessary, proper or advisable to obtain the authorization; and (iii) each Party shall: (A) promptly and fully inform the other Party of any written or material oral communication received from or given to any Governmental Entity, (B) allow the other Party to previously review any submission required to be made by one of the Parties to the applicable Governmental Entity, (C) consult with the other Party in advance of any material meeting, conference or discussion required by any Governmental Entity in accordance with Section 4.3, and (D) provide the other Party the opportunity to attend and participate in any such meetings, conferences and discussions upon reasonable notice. Each Party shall be responsible for its own costs and expenses in connection with the authorization. The Parties expressly acknowledge and agree that obtaining the authorization to transfer the Transportation Concession shall not constitute a condition precedent to Closing, and, consequently, the Parties undertake to comply with the obligations assumed under this Section 6.3(e) even after Closing.

(ii)	If, after the Closing Date, the authorization to transfer the Transportation Concession in favor of Buyer has not yet been granted, and until the Transportation Concession is transferred to Buyer, the Parties agree as follows:

(A)	The Parties shall continue carrying out all necessary actions before the corresponding Governmental Entity to obtain the authorization to transfer the Transportation Concession to Buyer;

(B)	Seller agrees to make reasonable efforts to submit applications for permits and authorizations before the corresponding Governmental Entity that Buyer may request in writing in relation to the Transportation Concession, provided that Buyer shall be obliged to prepare all necessary documentation to request those permits and authorizations, to carry out all actions required for such submissions, and to bear exclusively all related costs; and

(C)	Buyer undertakes to be responsible for the custody of the pipeline related to the Transportation Concession. Buyer also agrees not to carry out any activity other than custody until the transfer of the Transportation Concession under its name is completed.

(f)	Further Assurances

From time to time, as and when requested by either Party hereto, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as shall be reasonably necessary to consummate the transactions contemplated by this Agreement.

(g)	Warranty as to No Payments, Gifts and Loans

Neither Party nor any of their respective Affiliates or agents has made or shall make, with respect to this Agreement, the Assets or operations conducted in respect thereof or any business in Argentina related thereto, any offer, payment, promise to pay, or authorization of payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything of value, which would cause any of the Parties hereto, or any of their respective Affiliates (with respect to business activities in Argentina) to have violated or be in violation of any Law.

(h)	Contracts with Suppliers

Effective upon Closing, Buyer shall assume and shall replace Seller in the Contracts with Suppliers. Each Party shall use its reasonable commercial efforts to cause this assumption and replacement to occur as soon as possible.

For a period of no less than six (6) months after the Closing Date, Buyer shall not undertake any act to unilaterally terminate the Contracts with Suppliers without cause (the existence of cause to be determined by the Buyer at its reasonable opinion).

During the interim period between Execution Date and Closing Date, Seller shall be entitled to, at its own discretion, enter into, extend, amend, or terminate any Contract with Suppliers, in the ordinary course of business, with a previous consultation to the Buyer.

During the interim period between the Execution Date and the Closing Date, Buyer shall be entitled, in coordination with Seller, to engage in conversations with potential service suppliers, including service suppliers currently rendering services in the Concessions, as required for the takeover of operations in the Concessions.

(i)	Commercial Agreements

Effective upon Closing, Buyer shall assume and shall replace Seller in the Commercial Agreements. Each Party shall use its reasonable commercial efforts to cause this assumption and replacement to occur as soon as possible.

For a period of no less than six (6) months after the Closing Date, Buyer shall not undertake any act to unilaterally terminate the Commercial Agreements.

During the interim period between Execution Date and Closing Date, Seller shall be entitled to, at its own discretion, enter into, extend, amend, or terminate any Commercial Agreement, in the ordinary course of business, with a previous consultation to the Buyer.

(j)	Labor Matters

The Parties will use their respective reasonable commercial efforts to consummate (i) the termination, on the Closing Date, of the employment relationship of the Employees with Seller under Section 241 or Section 245 of Argentina’s Employment Contract Law N° 20,744 (“ECL”), at Seller’s own discretion, and at the exclusive cost of Seller in respect of any statutory severance or other termination compensation due to such Employees, and (ii) the subsequent hire of the Employees by Buyer, on the Closing Date, at the exclusive cost of Buyer.

The Parties shall use their respective reasonable commercial efforts to obtain any individual consent of the Employees required to implement and document the termination of the employment relationship between the Employees and Seller, and the subsequent hire of the Employees by Buyer. To the extent needed, Seller shall continue to use its reasonable commercial efforts to obtain any remaining consents or approvals after Closing, and both Parties shall continue to cooperate and work together in good faith to implement the termination and subsequent hiring of the Employees after Closing, provided however, that if the obtainment of the remaining consents and approvals has not occurred within thirty 30 days after the Closing Date, Buyer shall not be obligated to hire any Employees whose consent and approval is obtained after the expiry of such term, except where the failure to obtain such consent or approval within the above term is due to exceptional circumstances beyond Seller’s reasonable control, in which case the Parties shall negotiate in good faith a reasonable extension of such term. In any event, as between the Parties, the transfer (and any liability for) of any such Employees shall be deemed to have occurred effective as of Closing Date.

The Employees shall be hired by Buyer maintaining at least the same employment terms, conditions (including the same vacation leave period), compensation, and benefits (as applicable) that such Employees were entitled to receive as of Closing Date.

For a period of no less than twelve (12) months after the Closing Date, Buyer shall not undertake any layoffs or terminations affecting said Employees without cause.

During the interim period between Execution Date and Closing Date, Seller shall be entitled to terminate the employment of any Employee, and to replace such Employee by hiring a new employee, who, after being hired, shall be considered an Employee, provided that it does so in the ordinary course of business. Seller shall keep Buyer informed about any change in Exhibit “C” (Employees).

(k)	Surface Rights

If the Laws or instruments governing any Surface Rights require any consent from or notice to any counterparty or authority for their terms to be enforceable by Buyer as a successor in interest of Seller in the Concessions, then Seller agrees to use its reasonable commercial efforts to obtain any such consent or to provide any such notice by the Closing Date or as soon as practicable thereafter.

(l)	Technical Services Agreement

From the Execution Date, the Parties shall negotiate a Technical Services Agreement (“TSA”), which shall include the general terms and conditions applicable to the provision of a set of services to be agreed upon between Seller and Buyer, which shall reflect the key preliminary terms set forth in the term sheet attached hereto as Exhibit “I” (Technical Services Agreement). Such TSA shall be entered into by the Parties no later than the Closing Date.

For the avoidance of doubt, the TSA shall serve as a master agreement establishing the material terms and conditions  for the provision of certain services to the Buyer from time to time. Any such services shall be the subject of separate work orders, statements of work, or similar agreements (“Service Orders”), on a case-by-case basis after the Closing Date. Each Service Order may contain specific terms and conditions applicable to the relevant services that shall be in accordance with those terms and conditions already agreed between Seller and the relevant service supplier.

(m)	Steering Committee

During the interim period between the Execution Date and the Closing Date, the Parties shall establish a steering committee to be comprised of up to two (2) representatives of each Party, which shall meet, whether face-to-face or remotely, at least twice in each calendar month to discuss any significant issue affecting the Assets and affecting or delaying the Provincial Authorization or otherwise delaying the Closing.

7.	INDEMNIFICATION

7.1.	Indemnification by Seller

From and after Closing, Seller shall indemnify fully, hold harmless and defend Buyer, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each a “Buyer Indemnified Party”) from and against any Loss, liability, claim, damage or expense (including reasonable and documented legal fees and expenses) suffered or incurred by any such Buyer Indemnified Party to the extent arising from:

(a)	any breach of any representation or warranty of Seller contained in this Agreement;

(b)	any breach of any covenant or agreement of Seller contained in this Agreement;

(c)	any Loss arising out of or in connection with or related to any Pending Claim;

(d)	any Loss arising out of or in connection with or related to the potential contamination of natural resources that may have occurred before the Closing Date during the operation of Well LJE.x-1001;

(e)	any potential fine or sanction (tasa) that may be imposed by the Subsecretariat of Energy and Hydrocarbons (Subsecretaría de Energía e Hidrocarburos) of the Province of Neuquén, arising out of or in connection with or related to the venting of gas in excess of the volume authorized by the relevant Permit, pursuant to the procedure established in Decree N° 29/01, regulated by Law N° 2175, Article 15(e);

(f)	any Loss arising out of or in connection with or related to the Río Negro Area; and,

(g)	the failure to comply with the PSO Pilot Pending Works or with any required activities and/or commitment (if any) as a result of the reversion of the Existing PSO CENCH into the PSO Conventional Concession, up until Closing.

7.2.	Indemnification by Buyer

From and after Closing, Buyer shall indemnify fully, hold harmless and defend Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each a “Seller Indemnified Party”) from and against any Loss, liability, claim, damage or expense (including reasonable and documented legal fees and expenses) suffered or incurred by any such Seller Indemnified Party to the extent arising from:

(a)	any breach of any representation or warranty of Buyer contained in this Agreement;

(b)	any breach of any covenant or agreement of Buyer contained in this Agreement; and

(c)	any Loss arising out of or in connection with or related to any Assumed Obligations, except if any such Loss is directly related with an indemnity obligation established in Section 7.1.

7.3.	Conditions of Indemnification

(a)	Limitations on Indemnifications

No Indemnifying Party shall have any liability under Section 7.1 or Section 7.2 to the extent such liability: (a) arises directly as a result of any action taken or omitted to be taken by the Indemnified Party or any of the Indemnified Party’s Affiliates that would constitute a breach of this Agreement; (b) results from grossly negligent and/or intentional actions or willful misconduct of any Indemnified Party or its Affiliates after Closing; or (c) gives rise to any punitive, incidental, consequential, special, exemplary or consequential damages, lost profits or diminution in value, arising in connection with or with respect to this Agreement, unless in each case such amount is actually owed by an Indemnified Party to a third party pursuant to a Third Party Claim.

(b)	Exclusive Remedy

Each of Seller and Buyer acknowledges and agrees that, after Closing, notwithstanding any other provision of this Agreement to the contrary, the sole and exclusive remedy of any Indemnified Party with respect to claims for Losses or otherwise, in connection with, arising out of or resulting from the subject matter of this Agreement and the transactions contemplated hereby and thereby shall be in accordance with, and limited solely to indemnification under, the provisions of this Section 7.

7.4.	Losses Net of Insurance, etc.

The amount of any Loss, liability, claim, damage, expense or Tax for which indemnification is provided under this Section 7 shall be net of any amounts recovered collectively by the Indemnified Parties under insurance policies (other than amounts subject to reimbursement to insurers of the Indemnified Party and other insurance or reinsurance policies issued by the Indemnified Party or its Affiliates) with respect to such loss, liability, claim, damage, expense or Tax.

7.5.	Termination of Indemnification

The obligations of Seller to indemnify and hold harmless a Buyer Indemnified Party hereto pursuant to this Section 7, shall terminate as set forth in Section 7.9(d); provided, however, that such indemnities shall not terminate with respect to any item as to which notice of such claim (stating in reasonable detail the basis of such claim) has been delivered to Seller before the expiration of the applicable period.

7.6.	Procedures Relating to Indemnification

In order for a Buyer Indemnified Party or a Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), Buyer or Seller (as the case may be) must notify the other Party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim (including copies of all notices and documents received and reasonable details of the matter or circumstance giving rise to such Third Party Claim); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the Indemnifying Party demonstrates that it has been materially prejudiced as a result of such failure.

The Indemnifying Party shall have the right for a period starting upon receipt of notice and ending on a date on which half of the term to file the defense lapses, as it is established in the applicable proceeding, if any, but in no event such period to be longer than thirty (30) days from receipt of notice, to notify the other Party that it admits its responsibility under this Section 7 and desires to defend, at its sole cost and expense, the Third Party Claim, and in this case the Indemnifying Party shall have full control of the defense of such Third Party Claim and the Indemnified Party may participate in, but not control, the defense of such Third Party Claim. Otherwise, the Indemnified Party shall have the right to control the defense of such Third Party Claim and the Indemnifying Party may participate in, but not control, the defense of such Third Party Claim. The Indemnified Party is authorized, prior to receipt of a response from the indemnifying party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

If the Indemnifying Party is controlling the defense of the Third Party Claim, the Indemnifying Party may not, without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld, settle such a Third Party Claim or consent to the entry of a judgment with respect thereto which (i) imposes on the Indemnified Party any material non-financial obligation, or any financial obligation outside of the scope of the Indemnifying Party’s indemnification obligations under this Section 7 or (ii) does not result in a final resolution of the Indemnified Party’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release reasonably approved by the Indemnified Party).

If the Indemnified Party is controlling the defense of the Third Party Claim and desires to settle the Third Party Claim, Buyer or Seller (as the case may be) shall first send written notice of the proposed settlement to the Indemnifying Party and the Indemnifying Party shall have the option for ten (10) days following receipt of the notice to admit in writing its responsibility under this Section 7 and assume the defense of the Third Party Claim, including the ability to reject the proposed settlement; provided that the Indemnifying Party shall not unreasonably reject the proposed settlement. If the Indemnifying Party fails to exercise this option within the allowed period it shall be deemed to have waived any right to object to the terms of the settlement.

7.7.	Other Claims

In the event that any Indemnified Party should have a claim against any Indemnifying Party under Section 7.1 or Section 7.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, Buyer or Seller shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party. The failure by Buyer or Seller (as the case may be) to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under Section 7.1 or Section 7.2, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure.

7.8.	Mitigation

Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability and providing the other Party with reasonable access to such Party’s records and personnel in connection with any indemnity claim under this Section 7; provided that all such records and information provided to such Party shall be considered Confidential Information, except to the extent necessary for defending against the applicable Third Party claim or resolving any dispute regarding the obligations of either Party pursuant to this Section 7.

7.9.	Limitation on Conditions of Indemnification

(a)	Threshold Amount

Seller shall not be liable for any claim under this Section 7 with respect to any untruth, breach or inaccuracy of any representation or warranty unless and until:

(i)	with regard to claims arising out of or in connection with Loma Jarillosa Este concession, the aggregate amount of such claims for which Seller would, but for the provisions of this sentence, be liable under Section 7 exceeds: (x) USD 100,000 (Dollars one hundred thousand) on an individual basis, and (y) USD 1,000,000 (Dollars one million) on a cumulative basis, whereupon Seller shall be liable for such claims under this Section 7 Purchase Price) from the first Dollar.

(ii)	with regard to claims arising out of or in connection with Puesto Silva Oeste concession, the aggregate amount of such claims for which Seller would, but for the provisions of this sentence, be liable under Section 7 exceeds: (x) USD 100,000 (Dollars one hundred thousand) on an individual basis, and (y) USD 1,000,000 (Dollar one million) on a cumulative basis, whereupon Seller shall be liable for such claims under this Section 7 from the first Dollar.

(b)	Maximum Amount

(i)	For any claims arising out of or in connection with Loma Jarillosa Este concession, Seller’s aggregate liability under Section 7.1 shall in no event exceed 25% of the LJE Purchase Price, except for the LJE Pending Claims and claims referred to breach of Seller’s Fundamental Representations, in which case shall in no event exceed 100% of the LJE Purchase Price.

(ii)	For any claims arising out of or in connection with Puesto Silva Oeste concession, Seller’s aggregate liability under Section 7.1 shall in no event exceed 25% of the PSO Purchase Price, except for the PSO Pending Claims and claims referred to breach of Seller’s Fundamental Representations, in which case shall in no event exceed 100% of the PSO Purchase Price.

(c)	Limitation of Time

Seller shall not be liable for any Losses that are indemnifiable under Section 7, unless a written claim for indemnification under this Agreement is delivered by Buyer to Seller prior to the expiration of the second (2nd) anniversary of the Closing Date, except for claims: (i) related to the breach of Seller’s Fundamental Representations which shall expire on the fifth (5th) anniversary of the Closing Date, and (ii)  in respect of the Pending Claims in which case statute of limitation applicable to the enforcement of a potential final ruling shall apply.

(d)	Lifting of Limitations

The limitations set forth in this Section 7.9 shall not apply to the extent that a claim arises directly as a result of willful misconduct of such Party in connection with this Agreement.

8.	ASSIGNMENT

This Agreement and the rights and obligations hereunder may not be assigned or transferred by Buyer or Seller without written consent of the other Party, and any assignment or delegation made without such consent shall be void; provided that, nothing herein shall prevent any corporate reorganization, merger or sale of the shares of either Party. Provided further, after Closing, Seller may freely assign all or part of this Agreement or assign or delegate all or any part of its rights or duties hereunder, without Buyer’s consent, to any Affiliate of Seller, provided that the Affiliate assumes all of the obligations and responsibilities of Seller pursuant to this Agreement, and Seller remains jointly and severally liable with respect to such obligations and responsibilities.

9.	NO THIRD – PARTY BENEFICIARIES

This Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto, and their successors and assignees, any legal or equitable rights or obligations hereunder.

10.	TERMINATION

10.1.	This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of the Parties;

(b)	by either Seller or Buyer, duly giving notice in writing to the other Party of its intention to terminate this Agreement:

(a)	if there shall have been any material breach by the other Party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (1) would give rise to the failure of a Condition Precedent to the Closing hereunder and (2) either (A) cannot be cured or (B) if it can be cured, has not been cured prior to 5:00 p.m. on the date that is twenty (20) Business Days following receipt by the breaching Party of written notice of such breach;

(b)	if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Seller and Buyer shall use reasonable commercially efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this clause shall not be available to any Party who did not use reasonable efforts to lift any such order, decree, ruling or other action.

(c)	if the Closing shall not have occurred on or before 5:00 p.m. on the date falling twelve (12) months after the execution hereof (the “Termination Date”); provided; however, that (y) the right to terminate this Agreement under this clause shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and, (z) subject to the provision contained in (y) above in this paragraph, if the only Condition Precedent which satisfaction is pending is the Provincial Authorization contemplated in Section 4.2(a)(i) and Section 4.2.(b)(i) and/or the condition established in Section 4.2(a)(iii), the Termination Date shall be automatically extended for twelve (12) months.

(d)	if (i) the conditions set forth in Section 4.2 (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of satisfaction at the Closing) have been satisfied or waived and such Party shall have certified the same in writing, (ii) such Party has irrevocably certified to the other Party in writing that (x) it stands ready, willing and able to consummate the transactions contemplated by this Agreement, and (y) if the other Party complies with its’ obligations hereunder, then the Closing would occur and (iii) the other Party fails to consummate the Closing by 5:00 p.m. on the third (3rd) Business Day following the date on which the Closing was required to occur pursuant to Section 4.1. The non breaching Party retains the right, at its sole discretion, to either terminate the Agreement under this Section or enforce the Closing as set out in Section 4 and Section 10.3.

10.2.	In the event of the termination of this Agreement by either Seller or Buyer, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Seller or Buyer or their respective Affiliates, directors, officers, employees or stockholders, except for the provisions of:

(a)	Section 6.3(b) relating to Publicity;
1.
(b)	this Section 10 relating to Termination;
2.
(c)	Section 13 relating to Expenses;
3.
(d)	Section 15 relating to Notices;
4.
(e)	Section 17 relating to Governing Law;

5.
(f)	Section 18 relating to Dispute Resolution; and,
6.
(g)	Section 23 relating to Confidentiality.

10.3.	Nothing in this Section 10 shall be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

10.4.	Notwithstanding the foregoing Section 10.1 and Section 10.3,

(a)	if this Agreement terminates pursuant to Section 10.1(b)(i) and Section 10.1(b)(iv), being Seller the breaching party, Buyer shall be entitled to (i) the reimbursement of the Security Deposit plus (ii) termination damages in an amount equal to 50% of the Security Deposit, which the Parties have estimated and agreed in advance as reasonable compensation (“Buyer Termination Damages”). In this event, Seller shall transfer the Security Deposit and the Buyer Termination Damages to Buyer immediately (and not later than ten (10) Business Days from the date of the termination);

(b)	if this Agreement terminates pursuant to Section 10.1(b)(i) and Section 10.1(b)(iv), being Buyer the breaching party, Seller shall be entitled to termination damages for an amount equal to the Security Deposit, which the Parties have estimated and agreed in advance as reasonable compensation (“Seller Termination Damages”). Seller shall be entitled to set off the payment of the Seller Termination Damages against the Security Deposit; and

(c)	if this Agreement terminates other than pursuant to Section 10.1(b)(i) and Section 10.1(b)(iv), Seller shall transfer the Security Deposit to Buyer promptly (and not later than ten (10) Business Days from the date of the termination).

11.	TAXATION

Notwithstanding any other provisions of this Agreement to the contrary, all transfer, documentary, sales, use, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated hereunder shall be borne by Seller or Buyer as required by applicable law.

Buyer shall pay any applicable VAT. The Parties acknowledge that the sale and purchase of the movable property comprised in the Property as of the Closing Date is subject to VAT.

The stamp tax applicable as a result of the transactions contemplated hereunder, shall be borne by the Parties in equal halves. However, Seller shall pay the tax arising thereof entirely by the due date, and Buyer shall reimburse the fifty percent (50%) of the amount paid within two (2) Business Days as from the receipt of the notification from Seller requesting the reimbursement in the same currency of the payment made to the corresponding Governmental Entity.

12.	PROVISIONS RELATING TO REPRESENTATIONS AND COVENANTS

12.1.	Survival

The Parties agree that the representations, warranties, covenants and agreements in this Agreement shall survive the execution and delivery of this Agreement and Closing hereunder and shall terminate two (2) years after Closing; except for the provisions of Sections 1, 3.5, 3.6, 6.2(a), 6.2(b), 6.2(c), 6.2(d), 6.3(d)(iii), 6.3(e), 6.3(f), 7, 10.2, 10.4, 12, 15, 17, 18, 21, and 23, as well as the Seller’s Fundamental Representations, the Buyer’s Fundamental Representations and the indemnity obligations contained in Section 7.1 and Section 7.2, that shall survive the Closing hereunder indefinitely or for the term established in the corresponding Section.

12.2.	Limitation on Liability

No Party shall have any liability for any punitive, incidental, consequential, special, exemplary or consequential damages, lost profits or diminution in value, arising in connection with or with respect to this Agreement, except in case of wilful misconduct, unless in each case such amount is actually owed by an Indemnified Party to a third party pursuant to a Third Party Claim.

13.	EXPENSES

Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of all professional advisors, shall be paid by the Party incurring such costs or expenses.

14.	AMENDMENTS AND WAIVERS

No amendment or waiver in respect of this Agreement shall be effective unless, in the case of an amendment, such amendment shall be in writing, designated an amendment and signed by both Parties hereto, and, in the case of a waiver, such waiver shall be in writing, designated a waiver, specifically refer to this Agreement and be signed by the Party against whom such waiver is sought to be enforced.

15.	NOTICES

15.1.	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

15.1.1.	in writing;

15.1.2.	in Spanish or English language; and

15.1.3.	delivered personally or sent by recorded delivery or email to the Party due to receive the Notice to the delivery address, person, or email address set out in Section 15.3 or to an alternative delivery address, person, or email address specified by that Party by not less than seven (7) days' written notice to the other Parties and provided that if the Notice is delivered by email it must also be delivered by one of the other methods specified in this Section 15.1.3.

15.2.	Unless there is evidence that it was received earlier, a Notice is deemed given if:

15.2.1.	delivered personally, when left at the address referred to in Section 15.1.3;

15.2.2.	sent by recorded delivery, at the time of delivery; or

15.2.3.	sent by email, when the email is sent, provided that a copy of the Notice is sent by another method referred to in this Section 15.2 within one Business Day of sending the email:

15.3.
(a)	if to Seller,

Pluspetrol S.A.

Lima 339

Buenos Aires, Argentina

Attention:Julián Seldes

Email: jseldes@pluspetrol.net

Attention:María Belen Seghezzo

Email: bseghezzo@pluspetrol.net

And

Attention:Tomás Chevallier Boutell

Email: tchevallie@pluspetrol.net

Copy to: notificacioneslegalescorp@pluspetrol.net

(b)	if to Buyer,

GeoPark Argentina S.A.

Av. Del Libertador 2442 , 4th floor, Olivos,

Province of Buenos Aires, Argentina.

Attention:Ignacio Mazariegos

Email: imazariegos@geo-park.com

And

Attention: Mariano Olmedo

Email: molmedo@geo-park.com

And

Attention: Juan Manuel Cuellar

Email: jucuellar@geo-park.com

16.	ENTIRE AGREEMENT

This Agreement together with its Exhibits contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein (including this Agreement and the Exhibits attached hereto).

17.	GOVERNING LAW

This Agreement is governed by and shall be constructed in accordance with the Law of Argentina exclusive of any conflict of law principles that could require or permit application of the substantive law of any other jurisdiction.

18.	DISPUTE RESOLUTION

The Parties shall first seek to resolve any dispute through good faith amicable negotiations held by representatives with enough powers to settle the dispute within a forty-five (45)-day period, after receipt by one Party of written notice of the dispute.

If (i) no settlement is reached within such period, or (ii) one Party expressly refuses to negotiate, then either Party in the case set out in (i), or the other Party in the case set out in (ii), may refer the matter to arbitration in accordance with the proceeding described below.

All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce in effect as of the date of the initiation of the arbitration, by three arbitrators appointed, one by each Party and the third arbitration who will act as President, will be appointed by the co-arbitrators within a 20-day term under such rules.

The seat of the arbitration shall be the city of Madrid, Spain - without prejudice to the right of the Parties to hold hearings or deliberate virtually or in further places, and the arbitration shall be conducted in Spanish. No award or procedural order made in the arbitration shall be published.

To the extent permitted by law, each Party hereby renounces to any court appeal or recourse against the arbitral award. Enforcement of the arbitral award can be pursued before any competent court.

19.	SEVERABILITY

If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance here from so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

20.	MOST FAVORABLE TERMS

20.1.	As of the Closing Date and for a period of six (6) month thereafter, Buyer or any of its Affiliates shall not, directly or indirectly, offer, assign, sell, or agree to assign or sell any of its participating interests in the Concessions to a third party other than an Affiliate, under better commercial terms for the Buyer than the terms of this Agreement, including by means of transaction involving selling of assets, and selling of shares, quotas, merger, spin off, corporate reorganizations, subscription, capital raises and other conveyances. In case Buyer or any of its Affiliates do not observe this Section 20, Buyer shall pay to Seller an amount equivalent to fifty per cent (50%) of difference between (i) the better commercial terms agreed with such third party for such participating interest in the Concession and (ii) the commercial terms under this Agreement for such participating interest in the Concession.

20.2.	Seller shall have the right to file for injunctive and other preemptive measures to impede any third-party acquirer to complete such transaction.

20.3.	All payments referred to in this Section 20 shall be made to Seller within thirty (30) Business Days counted from the date the sale to a third-party is completed, by wire transfer in immediately available funds in the Seller Account.

21.	MISDIRECTED PAYMENTS AND WRONG POCKETS

From and after the Closing Date, if either Party or any of its Affiliates receives payment from any Person in respect of an account receivable or other payment owed to the other Party or any Affiliate of the other Party, or is or becomes in possession of any asset as to which the other Party or any Affiliate of the other Party is entitled or to which the other Party or any Affiliate of the other Party is entitled to the benefit thereof, such Party shall cause the Person receiving such payment or having possession of such asset to promptly remit such payment to the designated bank account of the owner of such receivable or payment or otherwise cause the transfer, assignment, conveyance, and delivery of such asset to the other Party or its designated Affiliate, in each case without the payment of any additional consideration.

22.	SELLER ACCOUNT

All payments made or to be made under this Agreement to Seller shall be by wire transfer of immediately available funds in the bank account informed in writing by Seller not less than three (3) Business Days before the date that payment is due.

23.	CONFIDENTIALITY

23.1.	Disclosure of Confidential Information

Subject to Sections 23.2 through Section 23.4, each Party shall keep Confidential Information strictly confidential and shall not sell, trade, publish, or otherwise disclose to anyone in any manner whatsoever any Confidential Information, except with the prior written consent of the other Party.

23.2.	Permitted Disclosures

Each Party is entitled to disclose Confidential Information, without the other Party’s prior written consent,

(a)	to the following Persons:

a.Affiliates of such Party;

b.employees, officers, managers, and directors of such Party or its Affiliates;

c.any professional adviser, consultant, or auditor of such Party or its Affiliates;

d.in the case of Buyer, any bank or financial institution for the purpose of such bank or financial institution considering or committing to finance (in whole or in part) Buyer’s acquisition of the Assets; or

e.any tax authority in connection with the tax affairs of the disclosing Party;

provided that, prior to making any disclosures to persons under paragraph (iii) or (iv) above, such Party shall obtain an undertaking of confidentiality with restrictions and undertakings as stringent as those in this Section 23; provided, further that, in the case of outside legal counsel, such Party shall only be required to procure that such legal counsel is bound by an obligation of confidentiality; or

(b)	in order to:

f.comply with applicable Law;

g.comply with any order of a court of competent jurisdiction or any request, order, decree, regulation, or rule of any Governmental Entity (including a Tax Authority);

h.comply with applicable securities laws or the requirements of any recognized stock exchange on which the securities of such Party or any of its Affiliates are listed; or

i.obtain any necessary consents of any third party or Governmental Entity to the transaction;

provided that, a copy of the relevant disclosure is furnished to the other Party for comments prior to publication or release, or, if not practicable, a copy of such disclosure is furnished contemporaneously with such publication or release.

23.3.	Certain Information Not Confidential

The following shall not constitute Confidential Information:

7.
(c)	information that is already in the possession of the public or becomes available to the public, other than through the act or omission of a Party or its Affiliates or any of its or their respective employees, officers, managers, or directors;
8.
(d)	information that is acquired independently from a third party that is not under any obligation of confidentiality in relation thereto; or
9.
(e)	information that is developed by a Party or its Affiliates independently of Confidential Information received from the other Party.

23.4.	Responsibility for Compliance

Each Party shall be responsible to the other Party for the compliance of the Persons described in Section 23.2(a) to the terms of this Agreement as though such Persons were a party to this Agreement.

23.5.	Survival

The provisions of this Section 23 shall remain in effect, for a period of six (6) years from the Execution Date, notwithstanding any termination of this Agreement.

23.6.	Termination of Confidentiality Agreement

The provisions of the confidentiality agreement entered into by and between Buyer and Pluspetrol Uruguay S.A. (an Affiliate of Seller), dated February 24, 2025 (the “Confidentiality Agreement”), shall, upon the Execution Date, cease to legally bind those parties, who shall only be liable to one another in respect of any breaches of the Confidentiality Agreement, which occurred prior to the Execution Date.

24.	Ultimate Parent Company Guarantee

Buyer shall cause the Guarantor to deliver to Seller a guarantee on the Offer Date, duly executed by the Guarantor, in relation to the prompt payment of any sum which Buyer may become liable to pay under this Agreement (the “Ultimate Parent Company Guarantee”).

Seller shall have the right, but not the obligation, to exercise the Ultimate Parent Company Guarantee in the event of Buyer´s non-performance of any of its payment obligations under this Agreement. The exercise by Seller of the Ultimate Parent Company Guarantee shall be in addition to, and not in lieu of, any other rights and remedies that Seller may have under law or in equity for Buyer’s failure to perform as provided herein.

* * * *

LIST OF EXHIBITS

EXHIBIT “A”DRAFT PUBLIC DEED

EXHIBIT “B”PURCHASE PRICE ADJUSTMENT

EXHIBIT “C”EMPLOYEES

EXHIBIT “D”CONTRACTS WITH SUPPLIERS

EXHIBIT “E”PENDING CLAIMS

EXHIBIT “F”COMMERCIAL AGREEMENTS

EHHIBIT “G”EXCLUDED MATERIALS

EXHIBIT “H”GOVERNMENTAL ENTITY LETTER

EXHIBIT “I”TECHNICAL SERVICES AGREEMENT

EXHIBIT “J”DATA ROOM DOCUMENTS INDEX

EXHIBIT “K”ECONOMIC DATE HYDROCARBONS INVENTORY

EXHIBIT “L”ECONOMIC DATE MATERIALS INVENTORY

EXHIBIT “M”2025 WORK PROGRAM AND BUDGET

EXHIBIT “N” SELLER’S KNOWLEDGE

EXHIBIT “O” COPY OF “HUEMUL DD LIST GEOPARK PETROCUYO.XLS”

EXHIBIT “P” REGISTERED PROPERTY

EXHIBIT “A”

DRAFT OF PUBLIC DEED

[*]

EXHIBIT “B”

LJE PURCHASE PRICE ADJUSTMENT

[*]

PSO PURCHASE PRICE ADJUSTMENT

[*]

EXHIBIT “C”

EMPLOYEES

[*]

EXHIBIT “D”

CONTRACTS WITH SUPPLIERS

[*]

EXHIBIT “E”

PENDING CLAIMS

[*]

EXHIBIT “F”

COMMERCIAL AGREEMENTS

[*]

EHHIBIT “G”

EXCLUDED MATERIALS

[*]

EXHIBIT “H”

GOVERNMENTAL ENTITY LETTER

[*]

EXHIBIT “I”

TECHNICAL SERVICES AGREEMENT (“TSA”)

[*]

EXHIBIT “J”

DATA ROOM DOCUMENTS INDEX

[*]

EXHIBIT “K”

ECONOMIC DATE HYDROCARBONS INVENTORY

[*]

EXHIBIT “L”

ECONOMIC DATE MATERIALS INVENTORY

[*]

EXHIBIT “M”

2025 WORK PROGRAM AND BUDGET

[*]

EXHIBIT “N”

SELLER’S KNOWLEDGE

[*]

EXHIBIT “O”

COPY OF “HUEMUL DD LIST GEOPARK PETROCUYO.XLS”

[*]

EXHIBIT “P”

REGISTERED PROPERTY

[*]

ANNEX II

LETTER OF ACCEPTANCE

[Date], 2025

Messrs.

GeoPark Argentina S.A.

Av. del Libertador 2442 4th floor, Olivos,

Province of Buenos Aires, Argentina

Vía email to:

Ignacio Mazariegos / imazariegos@geo-park.com

Mariano Olmedo / molmedo@geo-park.com

Juan Manuel Cuellar / jucuellar@geo-park.com

Ref.: Irrevocable Offer N° 1/2025

Dear Sirs,

We hereby accept your Ref.: Irrevocable Offer N° 1/2025 dated July 25, 2025.

.

Sincerely,

__________________

Pluspetrol S.A.